UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

NOTICE AND PROXY STATEMENT

April 1, 2010

Dear Stockholder:

I cordially invite you to attend our 2010 Annual Meeting of Stockholders on May 19, 2010. The Annual Meeting will start promptly at 9:00 a.m. at the Renaissance Schaumburg Hotel & Convention Center, 1551 Thoreau Drive North, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describe how our Board of Directors operates, provide biographical information on our director nominees, give information for the voting matters to be acted upon at the Annual Meeting and explain the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the envelope provided.

We look forward to seeing you on May 19, 2010, and urge you to vote as soon as possible.

Sincerely,

GARY E. MCCULLOUGH
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON MAY 19, 2010

Time: Registration begins: 8:00 a.m. Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 19, 2010

Place:	Renaissance Schaumburg Hotel & Convention Center
1551 Thoreau Drive North
Schaumburg, Illinois 60173

To the Stockholders of

Career Education Corporation:

We will hold our 2010 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Career Education Corporation;

(2)	To consider and approve the Career Education Corporation Employee Stock Purchase Plan Amendment and Restatement Effective January 1, 2010;

(3)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2010; and

(4)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 29, 2010, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of our 2009 Annual Report, Annual Report on Form 10-K for the year ended December 31, 2009, Proxy Statement or proxy card.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Hoffman Estates, Illinois

April 1, 2010

We urge you to attend the meeting in person or by proxy. Whether or not you expect to attend the meeting, please vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or sign, date and return the enclosed proxy card in the pre-addressed postage-paid envelope provided.

Career Education Corporation

2895 Greenspoint Parkway

Suite 600

Hoffman Estates, Illinois 60169

(847) 781-3600

PROXY STATEMENT

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding our 2010 Annual Meeting of Stockholders on May 19, 2010. You have received these materials in connection with the 2010 Annual Meeting.

You are invited to attend our 2010 Annual Meeting of Stockholders on May 19, 2010, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at the Renaissance Schaumburg Hotel & Convention Center, 1551 Thoreau Drive North, Schaumburg, Illinois 60173.

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about April 1, 2010.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 29, 2010 (the “Record Date”), are entitled to vote at the 2010 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had outstanding 83,565,128 shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2010 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2010 Annual Meeting. All electronic devices will need to be turned off during the 2010 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company sends the Notice of Annual Meeting of Stockholders, Proxy Statement and CEC’s proxy card directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. Your broker, bank or other holder of record forwards the Notice of Annual Meeting of

Stockholders, Proxy Statement and that holder of record’s voting instruction form to you. As the beneficial owner, you direct your broker, bank or other holder of record how to vote your shares by using the voting instruction form included in the mailing or by following the instructions for voting by telephone or on the Internet.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2010 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Associate General Counsel—Corporate and Assistant Corporate Secretary.

You appoint these individuals by voting the enclosed proxy card or through telephone or Internet voting, as described below.

Giving us your signed proxy (or telephone or Internet vote) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2010 Annual Meeting according to the voting directions you provide on the proxy card.

You may vote for or against all, some or none of our director candidates. You also may vote for or against approval of the Career Education Corporation Employee Stock Purchase Plan Amendment and Restatement and for or against the ratification of the selection of our independent registered public accounting firm, or abstain from voting on those matters.

Unless you indicate otherwise on your proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by our Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2010 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or by delivering your completed proxy card.

Or, you can vote by proxy as follows:

By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By Internet: The website for Internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been followed.

Telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by telephone or Internet, you do not need to sign and return the proxy card.

Each executed and returned proxy card or voting instruction card and each telephone or Internet vote will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

If you are a stockholder of record, and you did not receive a postage-paid envelope, please mail your completed proxy card to Career Education Corporation, c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of this Proxy Statement or the proxy card.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials from your stockbroker, bank or other firm asking how you want to vote. You can complete the firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting instruction form will contain instructions on how to access those voting methods.

You will not be able to vote in person at the 2010 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2010 Annual Meeting.

Stockholders are advised to forward their voting instruction forms promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2010 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2010 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2010 Annual Meeting will tabulate the votes cast by proxy and in person at the 2010 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2010 Annual Meeting, the inspector of elections appointed by our Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	vote FOR all of the Board of Directors’ nominees for election as directors;

•	vote FOR approval of the Career Education Corporation Employee Stock Purchase Plan Amendment and Restatement Effective January 1, 2010; and

•	vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2010.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. A nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2010 Annual Meeting. Abstentions and shares not present at the 2010 Annual Meeting, including broker non-votes, have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Approval of the Career Education Corporation Employee Stock Purchase Plan Amendment and Restatement Effective January 1, 2010:    Approval of the Company’s Employee Stock Purchase Plan Amendment and Restatement requires the favorable vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter at the 2010 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the proposal to approve the Career Education Corporation Employee Stock Purchase Plan Amendment and Restatement.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2010 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2010 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the proposal to ratify the appointment of Ernst & Young LLP.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Fifth Amended and Restated By-Laws require a nominee who already serves as a director and is not re-elected to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation. The Board (excluding the director who tendered his or her resignation) will decide whether to accept or reject the resignation and will publicly disclose its decision within 90 days from the date of certification of the election results. If the failure of a nominee to be elected at the 2010 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2010 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	vote again at a later date by telephone or Internet; or

•	attend the 2010 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2010 Annual Meeting. If any other item or matter does properly come before the 2010 Annual Meeting, your proxy holders will vote in their discretion on that item or matter.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2010 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2010 Annual Meeting during ordinary business hours commencing May 7, 2010, and continuing through the date of the 2010 Annual Meeting at our principal offices, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one Annual Report to Stockholders. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wish to receive a separate Annual Report to Stockholders or Proxy Statement this year or in the future, you, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

If you are a street name holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-K and 2009 Annual Report on the Internet?

CEC’s 2009 Annual Report, our Form 10-K for the year ended December 31, 2009, containing financial and other information pertaining to CEC, are being furnished to Stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement, and Form 10-K are also available on our website at www.careered.com under the caption “Investor Relations.”

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the nine director candidates named below. Each of the nominees is presently serving as a director of Career Education Corporation and is running for re-election. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement to serve as directors of CEC. See “Nominees” below.

The Board of Directors has affirmatively determined that each of the director nominees except for Mr. McCullough, an employee director who is our President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her committee memberships. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for the substitute nominee or nominees recommended by the Board of Directors or vote to allow the vacancy to remain open until filled by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

NOMINEES

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 66, has served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board, since January 1, 2007. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of Chicago Mercantile Exchange Holdings Inc., a U.S. financial exchange; LoopNet, Inc., an information services provider to the commercial real estate industry; and Insweb Corporation, an on-line insurance provider. During the past five years, he also has served as a director of Sapient Corporation, a public global services firm providing digital marketing and business and information technology services. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 64, served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. Motorola, a global provider of integrated communications and embedded electronic solutions, had annual revenues exceeding $42 billion at the time of his retirement. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire currently serves on the Boards of Arbitron Inc., a media and marketing research firm, ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry and Roper Industries, a diversified industrial company that produces engineered products. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 65, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange and serves on the Board of the All Kinds of Minds Institute, a non-profit organization assisting students who struggle with learning. Mr. Gross currently is a director of Capital One Financial Corporation, Liquidity Services, Inc., Rosetta Stone, Taleo Corporation and Waste Management, Inc. During the past five years, he has also served on the board of Mobius Management System, Inc. and Computer Network Technology Corporation. He attended Cornell University and received a Bachelor in Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in Engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 43, has been an investment partner of Blum Capital Partners, L.P., since 2003 and is currently Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. In addition to his responsibilities for sourcing new investment opportunities and managing Blum’s investment portfolios, Mr. Jackson also oversees the investment research process. Prior to joining Blum, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. In prior years, Mr. Jackson served as a regional manager for Roberts-Slade Inc. and a corporate consultant for Baxter International Inc. Mr. Jackson also currently serves as a director for AxisPointe, Inc. and Veracity Payment Solutions, Inc. Blum Capital Partners, L.P. and its affiliates own more than 5% of the outstanding shares of one of the Company’s competitors, ITT Educational Services, Inc. Mr. Jackson received his Bachelor of Science from the University of Utah and his Master of Business Administration from the University of Chicago.

Blum Capital Partners, L.P. and certain of its affiliates reported beneficial ownership of 16,067,235 shares of the Company’s common stock as of February 26, 2010. Those shares constitute approximately 19.23% of the Company’s common stock outstanding as of the Record Date. Mr. Jackson disclaims beneficial ownership of the shares held by the various Blum entities, except to the extent of any pecuniary interest therein. As a partner, managing member or member of Blum Capital Partners, L.P. and the affiliates listed above, Mr. Jackson is an owner of Blum Capital Partners, L.P. and is eligible for profit participation in that entity. He is also eligible for carried interest profits in the investment funds managed by Blum Capital and its affiliates listed above, including carried interest on the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 66, served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Steven H. Lesnik	Director since February 2006

Mr. Lesnik, age 69, has served as Chairman of our Board since March 2008. Mr. Lesnik is Chairman of the Board of Directors of KemperSports Inc., an Illinois-based company that develops, owns, leases and manages golf facilities, athletic clubs and lodging venues nationwide and is engaged in marketing communications. Mr. Lesnik co-founded KemperSports Inc. with James S. Kemper, Jr. in 1977 and served as its Chief Executive Officer from 1979 to March 2008. From 1968 to 1979, he held numerous positions at Kemper Insurance Companies, including vice president. Mr. Lesnik is actively committed to education, having served as Chairman of the Illinois Board of Higher Education, as a visiting lecturer at Northwestern University, and as a director of the Illinois Math and Science Academy Foundation. Mr. Lesnik received a Bachelor of Arts from Brown University.

Gary E. McCullough	Director since March 2007

Mr. McCullough, age 51, has served as our President and Chief Executive Officer since March 2007. Prior to joining the Company, Mr. McCullough held senior executive positions with large public companies. From December 2003 to March 2007, Mr. McCullough served as Senior Vice President of Abbott Laboratories and as President of its Ross Products Division, a manufacturer of a variety of pediatric and adult nutritional products. Abbott Laboratories, with 2009 sales of $30.8 billion, is a global broad-based health company operating in more than 130 countries with more than 72,000 employees at more than 100 manufacturing, distribution, research and development sites around the world. From March 2000 until December 2003, Mr. McCullough served as Senior Vice President-Americas of Wm. Wrigley Jr. Company, then a public company making and selling confections with global sales in excess of $4 billion. Mr. McCullough is a director of The Sherwin-Williams Company, a company engaged in the manufacture, distribution and sale of coatings and related products, where he also serves as a member of the Audit Committee. Mr. McCullough holds a Bachelor of Science from Wright State University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Edward A. Snyder	Director since March 2008

Mr. Snyder, age 56, has served as Dean and George Pratt Shultz Professor of Economics at the University of Chicago Booth School of Business since July 2001. Mr. Snyder oversees the school’s academic programs in Chicago, London, and Singapore. Mr. Snyder will step down as Dean of Chicago Booth effective June 30, 2010. Following a year’s leave, he will assume the position of Dean of the Yale School of Management beginning July 1, 2011. Mr. Snyder began his professional career as an economist at the U.S. Department of Justice—Antitrust Division. At the University of Chicago, he has overseen the Stigler Center, whose mission is to conduct research on public policy and regulation. He is a member of the Board of Directors of the Argonne National Laboratories. He co-teaches a class with Nobel Laureate Gary Becker and Clark Medalist Kevin Murphy. Prior to joining the University of Chicago, Mr. Snyder was Dean and Charles C. Abbott Professor of Business Administration at the Darden School at the University of Virginia from 1998 to 2001 and Senior Associate Dean at the University of Michigan Business School from 1995 to 1998. From 1992 to 1995, Mr. Snyder was the inaugural Director at the Davidson Institute at the University of Michigan, which focuses on emerging markets. Mr. Snyder’s research activities include insights into business practices, specifically distribution and contracting practices; antitrust economics and enforcement; public policy; industrial organization; law and economics; and financial institutions. He earned a Bachelor of Arts from Colby College and a Master in Public Policy and Ph.D. in Economics from the University of Chicago.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 51, has served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. since 2004, and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“ED”). During her nearly eight years at the ED, Ms. Thornton advised the Secretary on all ED matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. Ms. Thornton was selected by the White House in 1995 to serve on the President’s White House Budget Working Group, and was asked in 1996 to serve in a senior role on President Clinton’s presidential debate team. In addition to her work at the ED, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a Bachelor of Arts from the University of Pennsylvania and a law degree from Georgetown University.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

CORPORATE GOVERNANCE

Board and Committee Meetings, Executive Sessions and Attendance

The Board of Directors met 17 times in 2009.

The Board’s standing committees are the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. In 2009, the Audit Committee held seven meetings, the Compensation Committee held 18 meetings, the Compliance Committee held four meetings, and the Nominating and Governance Committee held six meetings.

In 2009, each incumbent director attended at least 75% of the aggregate total number of Board meetings and total number of committee meetings on which he or she served during the period he or she served as a director or committee member.

Annual Meeting Attendance

Directors are expected to attend the Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2009 Annual Meeting of Stockholders attended that meeting.

Code of Ethics and Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer, our principal financial officer and our principal accounting officer or controller. The Code of Ethics for Executive Officers is posted on our website, www.careered.com, under the caption “Investor Relations.”

We have also adopted a Code of Business Conduct and Ethics in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors, and is posted on our website, www.careered.com, under the caption “Investor Relations.”

These Codes are available in print to any stockholder who requests them. Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes, including any issues involving a director, executive officer and senior financial officers, and only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Neither the Audit Committee nor the Board envision that any waivers of these Codes would be granted for these individuals, but if a waiver were so approved, the waiver will be disclosed promptly on our internet site and as otherwise required by the rules of the SEC and NASDAQ.

Corporate Governance Guidelines and Director Qualifications

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Director Independence—Our Corporate Governance Guidelines require that a majority of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable law or regulation.

Nominating Procedures and Director Qualifications—Our Fifth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. Candidates are recommended to the Board of Directors by the Nominating and Governance Committee.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Committee believes that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need for the Board. The Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, accounting, finance and public companies, to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of current directors being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure, and preparation for and participation at Board and Board committee meetings. The Committee also considered, as required by our Corporate Governance Guidelines, Mr. Snyder’s offer to resign from the Board in connection with his announced stepping down as Dean of Chicago Booth effective June 30, 2010 and assumption of the position of Dean of the Yale School of Management beginning July 1, 2011; the Committee reviewed the appropriateness of his continued Board membership under the changed circumstances and re-nominated him as a director.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees, who are our incumbent Board members, are qualified to serve as directors of the Company. This summary however, is not meant to be a complete description of all of the skills and attributes of our Board members. Additional details on our individual director nominees are presented in their biographies beginning at page 6.

Educational Services and Related Legal and Regulatory Experience

The Company delivers a complex array of educational services and operates in a highly-regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board in identifying trends that may impact the Company’s operations, services or business model, in developing compliance models, and in delivering academic services. As Dean of the University of Chicago Booth School of Business, Mr. Snyder brings a broad understanding and in-depth knowledge of academics, particularly the regulatory and legal matters affecting education providers. He is an academic economist, with knowledge and expertise in competition, contracting and organization, and is expert in certain types of regulations and litigation. Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers. Mr. Lesnik is experienced in state regulation and oversight of postsecondary education, having served as Chairman of the Illinois Board of Higher Education.

Experience as a Chief Executive Officer of a Public Company and Other Leadership Roles

Individuals who serve or have served as the chief executive officer of a public company bring to the Board a wide array of skills necessary to lead public companies. We believe that serving in the chief executive officer role develops broad leadership skills, internal and external communication skills, knowledge of complex organization models, corporate governance abilities and strong financial and strategic planning skills. Mr. Chookaszian served as chief executive officer of CNA and Mr. McCullough currently serves in that position for the Company.

Similar skill sets are developed in individuals who develop and manage private companies or lead substantial organizations, whether private or as part of a public company. Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm, and was founder and principal executive officer of American Management Systems, Inc., a computer applications and systems integration firm. Mr. Jackson is an investment partner of Blum Capital Partners, L.P. Mr. Lally was President of Heller Equity Capital Corporation. Mr. Lesnik is currently Chairman of and has served as chief executive officer of KemperSports Inc. Mr. McCullough has held senior executive leadership positions at other public companies including Abbott Laboratories and Wm. Wrigley Jr. Company. Mr. Snyder serves as Dean of the Chicago Booth School of Business of the University of Chicago.

Experience as a Chief Financial Officer of a Public Company and Financial Advisory Boards

The Board believes that individuals who have held the position of chief financial officer of a public company bring in-depth financial expertise in overseeing financial reporting and financial strategy, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. These skills support the Board’s oversight responsibilities for the Company’s financial statements and internal controls. Serving in the role of chief financial officer also provides these individuals with leadership training, communication skills for the external financial community, understanding of complex organizations and corporate strategic planning skills. Mr. Devonshire served as chief financial officer of Motorola, Inc. Mr. Chookaszian served as chief financial officer of CNA and presently serves as Chairman of the Financial Accounting Standards Advisory Council, which advises the U.S. Financial Accounting Standards Board (“FASB”) on issues related to projects on FASB’s agenda. He also is a member of the Financial Crisis Advisory Group, which advises FASB and the International Accounting Standards Board about standard-setting implications of the current global financial crisis and potential changes to the global regulatory environment.

Experience as a Director of a Public Company

Directors who serve or have served on one or more public company boards gain a breadth of experience to understand the complexity of large organizations and the appropriate ways to oversee that complexity, as well as experience in financial reporting obligations, corporate governance issues, investor relations activities, strategic planning and fiduciary responsibilities of directors and management. Service on other public company boards also provides exposure to a variety of alternate business models and organizational structures that informs the Board’s analysis and decision-making. The following Board members now serve or have served on the boards of other public companies: Mr. Chookaszian, Mr. Devonshire, Mr. Gross, Mr. Jackson, Mr. Lally and Mr. McCullough.

Information Technology Experience

The Company relies upon information technology to market and deliver its educational services, as well as to support its organizational structure and communications. Individuals with experience in information technology assist the Company in evaluating its platforms and programs, in planning its information technology structure and strategy, in making effective use of its information technology and otherwise utilizing and safeguarding its information technology assets. Mr. Gross, as founder and principal executive officer of a technology services and software company with more than $1 billion in revenues, brings his strategic planning skills and experience in growing a company and applying technology to large-scale business, especially service industries, to the Board. Mr. Chookaszian served as Chief Information Officer of CNA and presently serves on the board of directors of several public and private companies engaged in various information technology-related businesses.

Investment Management Experience

Directors with backgrounds in investment management are financially literate individuals with a focused understanding of business fundamentals, growth strategies and delivery of stockholder value. Mr. Gross has served as chairman of the board of several companies owned by private equity firms. Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry. At Blum, he works closely with the managements and boards of directors of Blum’s portfolio companies to increase shareholder value by partnering with these companies to implement various financial, operational and governance initiatives. Mr. Lally’s private equity investing background with Heller Equity Capital Corporation and Heller Financial provides him with the ability to fully understand the investment and acquisition opportunities available to the Company. Mr. Chookaszian has served on the advisory boards of a number of private equity firms and has been involved in the purchase or sale of more than 100 companies throughout his career.

Marketing Consumer Goods and Services Experience

The Company’s business model is highly dependent on marketing its services. Mr. Lesnik’s marketing communications background and his commitment to education provide the Board with insights into marketing strategy and trends, marketing programs and their implementation, brand identification and other aspects of marketing that are critical to the Company’s growth strategies. Mr. McCullough also brings to the Board and the Company his significant experience in marketing for global providers of consumer goods and services such as Abbott Laboratories and Wm. Wrigley Jr. Company.

Risk Management Experience

Risk oversight is a critical Board function. Our Board oversees our risk management processes, as described below under “Board Leadership Structure and Role in Risk Oversight.” Mr. Chookaszian’s numerous roles at CNA and at the CME Group and Mr. Devonshire’s experience as a chief financial officer provide each with a strong background in effective risk management. In addition, Mr. Lally and Mr. Jackson have focused on risk management and private equity investing. Mr. Chookaszian also teaches classes on Corporate Governance and Risk Management at The University of Chicago’s Booth School of Business, Northwestern University’s Kellogg Graduate School of Management, Cheung Kong University in China and IIPM in India.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has an independent Chairman of the Board and a separate principal executive officer who is an employee of the Company. The Board established this leadership structure in December 2006, as a best practice in corporate governance, upon the retirement of the Company’s founder, who had served as both principal executive officer and Chairman of the Board at the time of his retirement.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function.

The Board originally approved the Company’s enterprise risk management process in 2007. Company management utilized a third-party consultant to conduct an enterprise risk management survey, to identify and define the Company’s enterprise risks and assist in developing the Company’s internal processes. The Board established the Company’s Risk Committee, whose membership consists of our senior executive officers and the heads of Risk Management, Information Technology and Internal Audit. The Risk Committee conducted risk assessment surveys in 2007 and 2009 in which Board members and key personnel participated. The Risk Committee utilizes the results of the survey to identify and prioritize the Company’s top risks. Implementation plans are developed to manage the risks. The Risk Committee reports quarterly to the Audit Committee and at least annually to the entire Board of Directors regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters. The Board and Risk Committee have embedded enterprise risk management analysis in the Company’s strategic planning and annual business plan as well.

The head of Internal Audit reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both an annual audit plan and a three-year audit plan identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’ annual business plan.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com under the captions “Investor Relations-Corporate Governance” for any changes in this process.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who or is a director or officer of the Company or any of its subsidiaries.

The Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members and our General Counsel to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s Speak-Up Line for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

Our Code of Business Conduct and Ethics includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arms length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official; and that employees are prohibited from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, co-partner, board member or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company. However, the Policy allows ownership of up to 5% of the capital stock of public companies that are regularly traded on any national exchange or in the over-the-counter market.

The Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates for which a director or nominee is an employee, director, or trustee. Based on these reviews, CEC has no related-party transactions to report in this Proxy Statement, nor are we aware of any business or other relationship that might bear on our directors’ independence.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Governance Committee, each comprised entirely of directors who are “independent” as defined in the NASDAQ listing standards. Each committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each committee reports to the full Board of Directors regarding carrying out the committee responsibilities set forth in its charter.

Director	Audit	Compensation	Compliance	Nominating and Governance
Dennis H. Chookaszian	X (Chairperson)		X	X
David W. Devonshire	X	X
Patrick W. Gross	X	X (Chairperson)		X
Gregory L. Jackson		X	X
Thomas B. Lally		X		X (Chairperson)
Steven H. Lesnik *
Edward A. Snyder	X		X
Leslie T. Thornton			X (Chairperson)	X

*	Mr. Lesnik serves as the Chairman of the Board and as a non-voting member of each of the Board’s committees.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk;

•	retains and oversees our independent registered public accounting firm, including reviewing its independence; and

•	pre-approves all audit services and permissible non-audit services.

The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Exchange Act and the NASDAQ listing standards. After reviewing the qualifications of the Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian, Mr. Devonshire and Mr. Gross qualify as audit committee financial experts under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee:

•

reviews and recommends to the Board the Company’s goals and objectives relevant to compensation; oversees that Company policies and programs align with those goals and objectives; and reviews relevant market data in establishing compensation and benefits;

•	recommends to the Board the adoption or termination of any broad-based or executive compensation or benefit plans;

•

reviews, administers and recommends our Chief Executive Officer’s compensation for approval by all of the independent directors of the Board; reviews, administers and establishes the compensation of each of our executive officers; and for our officers other than our executive officers, reviews the Chief Executive Officer’s reports regarding tier levels, incentive awards, termination arrangements and salary levels, which are established by the Chief Executive Officer;

•	reviews our succession plan for the Chief Executive Officer and other senior executive officers; and

•

administers the Company’s stock incentive plans and other compensation and benefit plans. See “Report of the Compensation Committee of the Board of Directors” and “Compensation Discussion and Analysis” below.

Delegation of Authority:    The Compensation Committee Charter specifies that the Chief Executive Officer establishes tier levels, incentive awards, termination arrangements and salary levels for officers other than our executive officers; the Chief Executive Officer provides reports to the Compensation Committee on these matters.

Our incentive compensation plans authorize the Compensation Committee to delegate authority to our Chief Executive Officer or Chief Financial Officer to grant equity awards within certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance awards under Section 162(m). The Compensation Committee’s guidelines for equity awards allow our Chief Executive Officer to make stock grants to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 200,000 shares in any 12-month period.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan, general employee plans and certain incentive plans (but excluding any cash incentive plans under the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) and excluding any plans or programs affecting solely our executive officer group.) The Employee Benefits Committee is comprised of five senior executives, who are our Chief Financial Officer, the Senior Vice President and Chief Administrative Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President of Tax and Risk Management, and the Senior Vice President and General Counsel. This Committee reports its activities and actions to the Compensation Committee at least quarterly.

Role of Executive Officers:    The Senior Vice President and Chief Human Resources Officer attends each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives and to provide the Committee with data concerning each executive’s experience, salary and promotion history, development and other materials necessary or useful to the Committee’s deliberations. The Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Committee concerning performance and pay for the executive officers excluding himself. As noted above, the Chief Executive Officer establishes tier levels, incentive awards, termination arrangements and salary levels for Company officers other than the executive officers.

Role of the Compensation Consultant:    As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Committee on compensation trends and practices; prepare market survey data on executive compensation; provide analyses and data compilation regarding executive compensation; and advise on executive pay recommendations for our executive officers. The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	be retained and terminated by the Compensation Committee;

•	report solely to the Compensation Committee;

•	be independent of the Company;

•

not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors; and

•

not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs an annual assessment of its consultant’s independence, in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, and the amount of fees paid for those services in relation to the firm’s total revenues. The consultant prepares an annual independence letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status and fees.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies; and advises our Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; recommends the structure and membership of other Board committees to the Board of Directors; and considers corporate governance matters and periodically recommends corporate governance principles to the Board. The Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors and takes the steps it deems necessary or appropriate regarding the oversight and evaluation of the Board and each Board committee.

DIRECTOR COMPENSATION

During 2009, each of our non-employee directors was paid an annual fee of $18,000 ($1,500 per month) for his or her services as a director, except the Chairman of the Board, whose annual fee was $80,000. Each non-employee director is also paid $1,000 for each Board of Directors’ meeting attended ($2,000 per meeting for the Chairman of the Board) and $500 for each Board committee meeting (of which the director is a member) attended. Each committee chairperson receives an additional fee of $500 for each committee meeting attended.

In addition, each non-employee director receives an annual grant of stock options on the date of our Annual Meeting of Stockholders. Each non-employee director was granted stock options to purchase 24,000 shares of our common stock at the closing price of the common stock on NASDAQ on April 30, 2009. One-third of the options granted to each non-employee director vest on each of the grant date and the two successive anniversaries of the grant date. Options are exercisable for ten years from the grant date.

Commencing in 2010, in accordance with the Non-employee Director Share Accumulation Program, non-employee directors can elect to take all or a portion of their annual retainer fee and quarterly meeting fees in the form of shares of Company stock rather than in cash. These shares are paid quarterly in arrears.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors’ and committee meetings and associated with Board or committee responsibilities.

The total compensation of our non-employee directors for the year ended December 31, 2009 is shown in the following table:

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards (9)	Total
Dennis H. Chookaszian (1)	$46,000	$327,360	$373,360
David W. Devonshire (2)	$47,000	$327,360	$374,360
Patrick W. Gross (3)	$59,500	$327,360	$386,860
Gregory L. Jackson (4)	$46,000	$327,360	$373,360
Thomas B. Lally (5)	$48,000	$327,360	$375,360
Steven H. Lesnik (6)	$114,000	$327,360	$441,360
Edward A. Snyder (7)	$36,500	$327,360	$363,860
Leslie T. Thornton (8)	$42,000	$327,360	$369,360

(1)	Chairperson of the Audit Committee. As of December 31, 2009, Mr. Chookaszian held options to purchase 216,000 shares of Company common stock.

(2)	As of December 31, 2009, Mr. Devonshire held options to purchase 66,000 shares of Company common stock.

(3)	Chairperson of the Compensation Committee. As of December 31, 2009, Mr. Gross held options to purchase 120,000 shares of Company common stock.

(4)	As of December 31, 2009, Mr. Jackson held options to purchase 48,000 shares of Company common stock.

(5)	Chairperson of the Nominating and Governance Committee. As of December 31, 2009, Mr.Lally held options to purchase 240,000 shares of Company common stock.

(6)	Chairman of the Board. As of December 31, 2009, Mr. Lesnik held options to purchase 114,000 shares of Company common stock.

(7)	As of December 31, 2009, Mr. Snyder held options to purchase 66,000 shares of Company common stock.

(8)	Chairperson of the Compliance Committee. As of December 31, 2009, Ms. Thornton held options to purchase 120,000 shares of Company common stock.
(9)	Amounts were calculated at the aggregate grant date fair value, excluding the effect of estimated forfeitures and adjusted for the February 20, 2009 option modification discussed below, utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for information regarding the assumptions used in the valuation of our equity awards.

In December 2008, the 1998 Non-Employee Directors’ Stock Option Plan was amended to delete the Board of Directors’ full discretion to grant the non-employee directors who participated in that Plan the right to surrender all or part of a stock option award to the Company and to receive cash in an amount equal to the amount by which the change in control price per share exceeded the per share amount that the plan participant must pay to exercise the stock option award, multiplied by the number of shares of common stock for which the director exercised this right. The December 2008 amendment was made in order to conform this Plan to the requirements of Code Section 409A governing deferred compensation arrangements.

Certain of our non-employee directors also hold options under the 1998 Employee Incentive Compensation Plan (the “1998 Plan”). In December 2008, these directors waived their right, in event of a change in control of the Company, to surrender all or part of these stock options to the Company and receive, within 30 days of that notice, cash in an amount equal to the amount by which the per share change of control price, as defined in the 1998 Plan, exceeded the per share amount that the holder must pay to exercise the stock option award, multiplied by the number of stock options for which the holder has exercised this right. The Company requested the waiver in order that these options and the 1998 Plan comply with the provisions of Code Section 409A (governing deferred compensation arrangements). For additional discussion, see Note 14 of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

On February 20, 2009, the Company entered into Option Extension and Amendment Agreements with the non-employee directors (other than Gregory L. Jackson, who entered into a separate agreement discussed immediately below) regarding then-outstanding option grants held by them. These agreements amended the then-outstanding non-employee director option grants to (a) increase the stock ownership threshold upon which a change in control of the Company is deemed to occur from 20% to 35% and (b) extend the post-termination exercise period of these options to the earlier of (i) three years following termination of service as a director of the Company, and (ii) the original expiration date of the option, except in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

On the same day, the Company entered into an Option Extension Agreement with Gregory L. Jackson, a non-employee director of the Company who holds Company options only under the 2008 Plan. The agreement extended the post-termination exercise period of his then-outstanding options to the earlier of (a) three years following termination of service as a director of the Company, and (b) the original expiration date of the option, except no extension will be granted in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Stock Ownership Guidelines

Our Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted stock ownership guidelines effective December 31, 2005, that set the non-employee director ownership target at five times the base annual retainer (excluding meeting and committee fees). Non-employee directors at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership target. Non-employee directors joining the Board after December 31, 2005, have five years from the date of joining the Board to achieve their ownership target. The guidelines specify that the Chairman of the Board may determine to reduce future levels of stock awards or option grants to those directors not making satisfactory progress towards ownership targets, taking into consideration that extended blackout periods during which directors cannot purchase Company shares on the open market may restrict directors’ ability to accumulate shares.

The Nominating and Governance Committee Chairman conducts an annual review of each non-employee director’s progress towards the target stock ownership levels and communicates that progress to individual directors. As of December 31, 2009, Mr. Devonshire, Mr. Gross, Mr. Jackson, Mr. Lally and Mr. Snyder owned shares in excess of their current target, which is the pro rata amount of the five-year target based on the director’s period of board service with the Company. The other non-employee directors had not yet achieved their current targets. The calculation methodology employed to measure achievement limits the allowable value of vested but unexercised option shares to 60% (assuming a 40% tax rate on unrealized gain) of the amount equal to the exercise price less the rolling 18-month average price of Company common stock times the number of option shares, up to a limit equal to 50% of the total stock ownership value to be considered having met ownership goals. As a result, those directors who beneficially own few Company common shares outright receive no credit or limited credit for their vested option shares towards meeting their individual stock ownership targets.

EXECUTIVE OFFICERS

Set forth below is a table identifying our current executive officers who are not identified in the tables entitled “Election of Directors—Nominees.”

Name	Age *	Position
Jeffrey D. Ayers	49	Senior Vice President, General Counsel and Corporate Secretary

Thomas G. Budlong	49	Senior Vice President and Chief Administrative Officer

Robert Todd DeYoung	52	Senior Vice President Corporate Marketing and Chief Marketing Officer

Jason T. Friesen	42	Senior Vice President and Treasurer

Michael J. Graham	49	Executive Vice President and Chief Financial Officer

Donna L. Gray	60	Senior Vice President—Academic Affairs and Chief Academic Officer

George K. Grayeb	46	Senior Vice President—Health Strategic Business Unit

Deborah L. Lenart	50	Senior Vice President—University Strategic Business Unit

Colleen M. O’Sullivan	42	Senior Vice President and Corporate Controller

Brian R. Williams	54	Senior Vice President—Culinary Arts Strategic Business Unit

*	Age as of April 1, 2010.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. Mr. Ayers has extensive experience as a senior legal officer for large public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From February 2005 until joining CEC, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., an NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, Employers Reinsurance Corporation, which then had more than $10 billion in annual revenues, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., an NYSE-listed and leading multinational risk merchant, commodity trader and energy infrastructure developer and manager with annual revenues exceeding $25 billion. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Blackwell Sanders Peper Martin, LLP. Mr. Ayers received a Bachelor of Science in computer science and mathematics from Graceland University and Juris Doctor and Master of Business Administration from the University of Iowa.

Thomas G. Budlong has served as Senior Vice President and Chief Administrative Officer since January 2009 and as Senior Vice President, Organizational Effectiveness and Administration from August 2007 to January 2009. Mr. Budlong’s background as senior human resources executive in a multinational public company has focused him in partnering with executive leadership to create business plans and develop human resources strategies and operational focus to align personnel to meet those business plans. From 1984 until joining CEC, Mr. Budlong served in a variety of positions with the Wm. Wrigley Jr. Company, a then-public manufacturer and seller of confections with global sales in excess of $4 billion, most recently as Senior Human Resources Director of Global Commercial Operations and Corporate Groups and as a member of Wrigley’s Global Commercial Leadership Team and Human Resources Leadership Group. Prior to that, he served as the Senior Human Resources Director for Global Commercial Operations, Human Resources Director for the Americas, and Human Resources Director for Asia/Pacific. Mr. Budlong received a Bachelor of Science in Business Administration, with a specialization in human resource management, from Marquette University.

Robert Todd DeYoung has served as Senior Vice President Corporate Marketing and Chief Marketing Officer since September 2009. He has significant marketing experience in consumer products that he developed at leading large international public companies, some of which operate in complex regulatory environments as does the Company. From January 2004 through May 2009, Mr. DeYoung was a Corporate Vice President serving in a variety of marketing, strategy and general management roles in the Mobile Devices Sector at Motorola Inc., a Fortune 100 global provider of integrated communications and embedded electronic solutions with more than $30 billion in annual revenues. Prior to joining Motorola, Mr. DeYoung also held senior positions with Allstate Insurance Corporation, an NYSE-listed company and the largest publicly held personal lines insurer in the United States; Ameritech (now AT&T), a Fortune 500 NYSE-listed company and the largest communications holding company in the world by revenue, and The Procter & Gamble Company, an NYSE-listed company and branded consumer packaging company with approximately $79 billion in sales. He earned a Bachelor of Arts degree from Hope College and a Master in Business Administration from the University of Michigan.

Jason T. Friesen has served as Senior Vice President and Treasurer since January 2009 and as Senior Vice President of Finance and Treasurer from November 2007 to January 2009. Prior to joining the Company, he served in senior finance positions including business unit financial management and financial planning. From November 2003 until joining CEC, Mr. Friesen held leadership positions within finance at Sears, Roebuck & Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers with over $50 billion in annual revenues and approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. At Sears, he most recently served as Vice President of Merchandise Finance—Hardlines, a business with approximately $20 billion in annual revenue; from March 2006 to August 2007, he was Vice President, Finance—Specialty Retail; from March 2005 to March 2006, he was Vice President—Financial Planning and Analysis; and from November 2003 through March 2005, he served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm, and from 1998 to 2002 was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science in Business Administration from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Michael J. Graham has served as Executive Vice President and Chief Financial Officer since September 2007 and also as Treasurer from September 2007 to November 2007. Prior to joining the Company, he served as a senior finance and accounting officer for large public and private multi-location consumer goods and services companies. From July 2006 until joining CEC, Mr. Graham was the Chief Financial Officer of Terlato Wine Group, a leading producer and importer of luxury wines with global operations. From May 2005 to July 2006, Mr. Graham was the Senior Vice President and Controller of RR Donnelley & Sons, a NYSE-listed Fortune 500 company that is the world’s premier full-service provider of print and related services, with 2005 revenues exceeding $8.4 billion. His responsibilities included corporate and SEC accounting, corporate financial planning, internal controls certification and overseeing U.S. and European shared service centers with a team of 110 professionals. From 2003 to May 2005, Mr. Graham held senior positions including Vice President and Controller of Sears, Roebuck & Co., with Sears, Roebuck & Co. and Sears Holding Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers with over $50 billion in annual revenues and approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. From 2000 to 2003 Mr. Graham served as Chief Financial Officer and Executive Vice President-Corporate Development at Aegis Communications Group, Inc., then publicly traded on NASDAQ and the nation’s seventh largest provider of outsourced customer care services. Mr. Graham previously held executive-level finance and controller positions with The Wellbridge Company, one of the nation’s largest owners and operators of athletic clubs, Sunbeam Corporation, and the Quaker Oats Company, and started his career as an audit manager for Coopers and Lybrand, leading multi-location international financial audits for large public companies. Mr. Graham received a Bachelor of Science in Commerce from DePaul University and a Master of Business Administration from the University of Chicago. Mr. Graham is a certified public accountant.

Dr. Donna L. Gray has served as Senior Vice President—Academic Affairs and Chief Academic Officer since August 2008, as Vice President—Academic Affairs Corporate, from March 2004 to August 2008, and has worked for the Company or its institutions since 1996 in various educational and senior administrative operations positions. Prior to March 2004, Dr. Gray held various positions at CEC, including Director of Accreditation and Degrees from 2001 to 2004, President of the International Academy of Design & Technology in Fairmont, West Virginia from 1999 to 2001, and Dean or Vice President of Education for several CEC schools from 1997 to 1998. Prior to joining CEC in 1996 as an instructor, Dr. Gray was a high school and college teacher and served in several administrative positions in both public and proprietary schools. Dr. Gray received a Bachelor of Science in Business Administration and a Master of Science in Education from Robert Morris College in Pittsburgh and a Doctor of Science in Information Technology Systems and Communications from Robert Morris University in Pittsburgh.

George K. Grayeb has served as the Senior Vice President—Health Strategic Business Unit since March 2008. He joined the Company in 2005 and has served in senior positions primarily in our Health business during his tenure: From September 2006 until March 2008, Mr. Grayeb served as the Vice President and Managing Director of the Health Division and from January 2005 to September 2006, as the Vice President and Managing Director of the Health East Division. From 2003 to 2004, Mr. Grayeb was the Vice President of Operations, with responsibility for seven campuses, for Corinthian Colleges, a NASDAQ-listed for-profit postsecondary education company. From 2002 to 2003, Mr. Grayeb was President of Olympia Career Training Institute, a privately held multi-location educational services provider. Mr. Grayeb received a Bachelor of Arts from Anderson University and a Master of Arts from the University of Denver.

Deborah L. Lenart has served as the Senior Vice President—University Strategic Business Unit since March 2008. Ms. Lenart has substantial experience at the senior executive level with overall responsibility for business strategy, product development, marketing and operations in the global information technology, cable and telephone fields prior to joining the Company. From 2006 until joining CEC, Ms. Lenart served as U.S. Segment Leader and Vice President for Global Communications, Media and Entertainment, at Electronic Data Systems Corporation. EDS, which was a public company during Ms. Lenart’s tenure, had 2008 revenues in excess of $22 billion and is a global outsourcing and information technology provider with approximately 131,000 employees located in the U.S. and around the world. From 2003 to 2005, Ms. Lenart served as the Chief Executive Officer and President at Callipso Corporation, an enhanced IP service provider, with more than $32 million in revenues; from 2001 to 2003 as Chief Executive Officer and President of inTouch Communications, a distribution platform for prepaid communications and financial services; and from 1999 to 2001 as Chief Executive Officer and President of Eziaz, Inc., a data communications provider. From 1991 to 1999, Ms. Lenart served in a number of executive leadership positions with Ameritech Corporation, a global telecommunications and information services provider, most recently as President of Ameritech Custom Business Services, a business unit with more than $2.1 billion in revenue. She holds a Bachelor of Science in marketing from the University of Illinois and a Master of Business Administration from Loyola University in Chicago.

Leonard A. Mariani served as Senior Vice President and Chief Marketing and Admissions Officer from October 2007 to June 2009, when he terminated employment with the Company. Mr. Mariani has substantial experience in marketing services. From December 2001 until joining CEC, Mr. Mariani was the Vice President—General Management, Marketing, Sales, Strategy and Business at AT&T Consumer Services, a subsidiary of AT&T. Prior to joining AT&T, Mr. Mariani held senior positions with the Bank of America, AIG, GE Capital and McKinsey & Company in general management, operations, marketing, business development and strategy. He began his career at General Electric where he held various positions in business marketing and sales management, sourcing and operations over a seven-year period. Mr. Mariani holds a Bachelor of Science in Mechanical Engineering from the University of Pittsburgh and a Master of Business Administration from Harvard University. The terms of his separation from the Company are described below under “Executive Compensation—Employment Arrangements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Colleen M. O’Sullivan has served as Senior Vice President and Corporate Controller since July 2008 and as Vice President and Corporate Controller from January 2008. Prior to joining the Company, she held senior positions in the finance and public accounting fields. From August 2007 until joining CEC, Ms. O’Sullivan was the Vice President—Finance at Hewitt Associates, a $3 billion public company that is a global human resources outsourcing and consulting firm and from August 2005 to August 2007 was its Assistant Controller. From 2003 to July 2005, Ms. O’Sullivan held positions of increasing responsibility with Sears, Roebuck and Co. and Sears Holding Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers with over $50 billion in annual revenues and approximately 3,900 full-line and specialty retail stores in the U.S. and Canada, most recently as Assistant Controller. From 2001 to 2002, Ms. O’Sullivan was an audit partner with Arthur Andersen LLP, at which firm she spent twelve years within the assurance practice. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Brian R. Williams has served as the Senior Vice President—Culinary Arts Strategic Business Unit since September 2008, having joined the Company in 1999. His experience encompasses culinary training, management positions in the culinary field and business operations and strategy in the educational services field. He served the Culinary Arts Strategic Business Unit as Vice President Operations from February 2008 through September 2008. He previously was Vice President Admissions for American InterContinental University Online from 2006-2008, special assistant to the school’s chief executive officer from 2005-2006, President of Western Culinary Institute from 2003-2005, Regional Vice President of the College Division West in 2003, and Vice President and Managing Director for American InterContinental University from 2000-2003. He served as Vice President of the College Division from 1999-2000 and joined the Company as President of the Scottsdale Culinary Institute in 1999. Prior to joining CEC in 1999, Mr. Williams held various management positions with Promus Hotels’ Red Lion, Doubletree and Embassy Suites hotels. Mr. Williams holds a Master in Business Administration from American InterContinental University, a Bachelor of Science in Marketing from the University of Phoenix, and an Associate of Occupational Studies, Culinary Arts from Western Culinary Institute.

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. Each of Mr. McCullough, Graham, Ayers, Budlong, Lenart and Mariani, who are named executive officers (as defined in “Executive Compensation” below), have or had employment agreements with CEC. Mr. Mariani, former Senior Vice President and Chief Marketing and Admissions Officer, terminated employment with the Company effective June 1, 2009. In connection with that event, Mr. Mariani and the Company entered into a Separation Agreement and General Release on June 12, 2009. See “Executive Compensation—Employment Arrangements.” There are no family relationships among any of the directors or officers of CEC.

Section 16(a) Beneficial Ownership Reporting Compliance—Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no forms were required for them, we believe that in 2009 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements with the exceptions of Mr. Grayeb, for whom an amended report was filed late to report forfeiture of a portion of a restricted stock award to correct the timely filed report of that award’s vesting and tax-withholding, and for Mr. Mariani, for whom a late report was filed in connection with vesting of and forfeiture of his equity awards upon his termination of employment with the Company.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is comprised solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

David W. Devonshire

Gregory L. Jackson

Thomas B. Lally

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and operation of our executive compensation program, and how the Committee made its 2009 compensation decisions for our executive officers, including our named executive officers for 2009.

Executive Summary and 2009 Overview

Our compensation package for executive officers consists of a base salary, annual performance-based incentive award payable in cash, and long-term incentive compensation in the form of stock options, time-vesting restricted shares, and performance-based restricted shares. The Compensation Committee has selected these components because it believes they align our executives’ interests with those of our long-term stockholders and motivate our executives to achieve our operational and strategic goals.

For 2009, base salaries for our named executive officers were adjusted based primarily on market comparisons. The Company’s 2009 financial performance exceeded its business plan as measured by adjusted operating income and revenue, which performance metrics were utilized to determine the amount of the annual performance-based incentive awards to be paid. These annual incentives were payable at 200% of target bonuses, subject to adjustments related to individual goals. Long-term incentives were granted in the form of stock options, time-vesting restricted stock and performance-based restricted stock, weighted 60%, 20% and 20% respectively, except for our Chief Executive Officer, who received no time-vesting restricted stock. In addition, the Company adopted a compensation recovery policy as a risk-mitigating element of our executive compensation program.

Compensation Consultant

The Compensation Committee retains Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to report directly to the Compensation Committee as its independent compensation consultant.

Compensation Philosophy and Goals

The guiding principle of the Company’s compensation philosophy is that compensation should be linked to performance and that the interests of executives and stockholders should be aligned. It is the belief of the Compensation Committee that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. The Compensation Committee also believes that the Company’s compensation levels should be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results and, at the same time, be set at responsible levels. Accordingly, the Compensation Committee has designed our executive compensation programs to:

•

attract and retain talented executives and other key employees by providing compensation competitive with that of other executives and key employees of similarly-sized companies with similar complexity;

•	motivate executives and key employees to achieve strong financial and operational performance;

•	emphasize performance-based compensation, which balances rewards for short-term and long-term results;

•	reward individual performance;

•	link the interests of executives with stockholders by providing a significant portion of total compensation in the form of stock-based incentives and requiring target levels of stock ownership; and

•	encourage a long-term commitment to the Company.

Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

Annually, the Compensation Committee, with Cook’s assistance, reviews each component of compensation, including base salary, short-term cash incentives and long-term equity incentives, of each executive officer, considering the appropriate external and internal data. As part of its decision-making process the Compensation Committee:

•

reviews data from market surveys and proxy statements (provided by Cook) to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy;

•	targets total compensation in the market median range of those parameters for similarly situated executives;

•	considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer;

•

ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Compensation Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention;

•	considers each executive officer’s contributions and overall impact to the Company’s business objectives.

For the President and Chief Executive Officer, the Committee recommends compensation to the independent directors of the Board for approval.

Competitive Positioning

For 2009 compensation determinations, competitive comparisons of compensation were made against a comparison group of 20 education, consumer service and hospitality/leisure companies, as selected by Cook and approved by the Compensation Committee. Cook reviews and updates the comparison group for continued appropriateness based on industry and company size. The comparison group selection criteria are based on companies that are regulated, use technology to deliver their product, market directly to consumers and have multiple locations. This comparison group is:

Apollo Group	ITT Educational services	Royal Caribbean Cruises

Brinker International	Jackson Hewitt Tax Service	Starwood Hotels and Resorts Worldwide

CBRL Group	Landry’s Restaurants	Strayer Education

Cheesecake Factory	Las Vegas Sands	Universal Technical Institute

Corinthian Colleges	Life Time Fitness	Weight Watchers International

DeVry Inc.	P.F. Chang’s China Bistro	Wyndham Worldwide

H&R Block	Regis

Due to the high correlation between annual sales revenue and compensation, Cook size adjusts the competitive market compensation data and uses the median to set targeted parameters, which are referred to as the market median range. That range is defined as within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for long-term incentive targets.

Using the Comparison Group Survey Data

Cook prepares competitive analyses for each of our executive officers, comparing our executive officers (including the named executive officers) to similarly positioned named executive officers in the comparison group and other relevant market survey data.

The Compensation Committee uses the median compensation data for similar executive positions as a guide to adjusting base salary, choosing incentive compensation components, and determining short-and long-term incentive compensation opportunities for our named executive officers. The Compensation Committee also considers other data:

•

Cook’s input on general compensation trends affecting amounts or form of compensation, legislative and regulatory initiatives, competitive positioning, and corporate governance policies adopted by the national securities exchanges, various third-party proxy advisory services or others;

•	tally sheets analyzing our executive officers’ historical compensation versus market compensation;

•	individual factors such as tenure, skills, experience, internal equity and contribution, or applicable provisions of any executive’s employment agreement;

•	competitive market conditions, including the Company’s hiring or retention needs;

•	costs to the Company; and

•	the regulatory issues outlined below under “Regulatory Considerations”.

Analysis

Cook’s annual analysis shows that on average over the three years ended December 31, 2008, the Company had ranked in the median range of the comparison companies in terms of company size and below median in terms of financial and market performance. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark, and that the median range is a defensible and fair range to target total direct compensation opportunities for the named executive officers, with actual pay delivered dependent on Company performance; that is, above median pay for above median performance and vice versa.

Relative to this competitive company range, on average, compensation opportunities and mix for our executive officers, including the named executive officers, are positioned in the median range of the competitive consensus. The average mix of base salary, annual cash incentive and long-term equity incentive opportunity, for our executive officers is generally representative of competitive practice:

•

The targeted compensation mix for the Chief Executive Officer is 20% base salary, 20% annual cash incentive and 60% in long-term equity incentives, which is identical to the median compensation mix for the chief executive officer position in our comparison group of companies.

•

For the other named executive officers, the average targeted compensation mix is 38% base salary, 18% annual cash incentive and 45% in long-term equity incentives, compared to 40%, 19% and 42% respectively in the comparison group.

•

Our equity compensation grant practices rank in the median range of the comparison group in terms of traditional share usage run rate and potential dilution overhang and above median in terms of equity compensation cost.

Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation program and influence the Compensation Committee’s design of our executive compensation strategies.

Section 162(m) of the Code generally limits the amount we can deduct from our federal income taxes for compensation paid to the Chief Executive Officer and the three other most highly paid executives (other than the Chief Financial Officer) to $1,000,000 per year, but allows performance-based compensation that meets the Code guidelines to be deducted regardless of this limit. A critical Code requirement for deductibility, in addition to the performance criteria, is that the Compensation Committee cannot increase the size of any payout or award, though it may decrease the size of payments and awards.

The Company’s incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions:

•

Under the annual incentive program, the Committee establishes the maximum incentive potentially payable to each named executive officer and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2009, the Committee established maximum incentives potentially payable provided the Company achieved at least $50 million of 2009 consolidated operating income as adjusted. The maximum incentives potentially payable to named executive officers for the 2009 annual incentive program were respectively Mr. McCullough, $2,080,000; Mr. Graham, $819,000; Mr. Ayers, $468,000; Mr. Budlong, $435,500; Ms. Lenart, $474,500; and Mr. Mariani, $455,000. At the end of the year, the Compensation Committee certified that the Company had met this operating income measure. The Committee then determined the amount of the 2009 annual incentives to be paid based upon applying the 2009 performance metrics described below under “Compensation Components—Annual Cash Incentive Program.”

•

Under the 2009 long-term incentive equity grants, the Committee determined the maximum number of performance-based restricted shares that may be earned if a specified level of consolidated operating income for the three-year performance period is attained (the calculation is also subject to a revenue multiplier), together with a threshold goal which, if achieved, provide for a portion of the performance-based restricted shares to vest. The Committee determines whether or not the threshold goal has been met at the end of the three-year performance period. If the threshold goal has not been met, the entire performance-based restricted share award is forfeited; if it has been met, the performance-based restricted shares will become vested to the extent of actual attainment of the target goal.

The Compensation Committee from time to time, including in 2009, utilizes time-based restricted shares as an incentive and retention tool. These awards are not performance-based and may not be deductible to us as compensation expense to the extent these amounts plus any other non-performance-based earnings exceed $1,000,000 in the year the shares vest. The Committee considers that time-based restricted stock awards further the best interests of the Company and its stockholders as an inducement to retain talented executives and to align their interests with those of our stockholders in increasing stockholder value.

The Compensation Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic 718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards). Tax and accounting treatment of compensation also factor into the Committee’s design of compensation plans and its analysis of the costs, benefits and detriments of using various forms of compensation.

Compensation Components

Base Salary

The Compensation Committee reviews base salaries annually in the first calendar quarter and may adjust base salary to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee generally bases its decision on a variety of factors, including performance, recommendations from our Chief Executive Officer, market changes or increases determined on the basis of Cook’s data, and changes in each named executive officer’s responsibilities.

The Compensation Committee sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities at the companies in our comparison group. The Compensation Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, and establishing base compensation that is internally and externally equitable. The Compensation Committee establishes the Chief Executive Officer’s base salary and other compensation elements with advice from Cook for approval by all of the independent directors of the Board.

In January 2009, the Compensation Committee approved base salary adjustments for the named executive officers in a range of 0% to 7.7% effective February 1, 2009. These adjustments set base salaries at $800,000 for Mr. McCullough, $420,000 for Mr. Graham, $360,000 for Mr. Ayers, $335,000 for Mr. Budlong, $365,000 for Ms. Lenart and $350,000 for Mr. Mariani, reflecting primarily market adjustments and 2008 contributions to implementing the Company’s 2008-2010 strategic business plan. Mr. McCullough’s base salary was unchanged as it was well-positioned compared to market, and the independent members of the Board of Directors, who reviewed his performance, determined not to make adjustments to Mr. McCullough’s base salary until the Company demonstrated sustained improvement in its operating performance. The cumulative effect of the 2009 adjustments to base salaries are reflected in the “Salary” column of the Summary Compensation Table.

Annual Incentive Program

The Compensation Committee uses an annual performance-based incentive award payable in cash to align compensation of approximately 1,900 eligible employees, including senior management and the named executive officers, with the Company’s short-term business objectives and financial performance. Employees are eligible to participate in the program if they are in specified pay grades. The incentive-eligible pay grades and incentives correspond to market competitive levels of incentives for similarly situated employees.

Award Practices: The Committee reviews the annual cash incentive percentages established for our executive officers, including the named executive officers, in connection with its annual base salary review in the first quarter as discussed above. In February 2009, the Committee increased Mr. Budlong’s annual cash incentive percentage to 50% from 40% to reflect both market adjustments and Mr. Budlong’s assumption of oversight of the Company’s International Strategic Business Unit. The annual cash incentive percentages for the other named executive officers were: Mr. McCullough, 100%, Mr. Graham, 75%, and the remaining named executive officers, 50%. Mr. Mariani terminated employment with the Company on June 1, 2009. As part of his separation agreement with the Company, he received $74,421 in lieu of any cash incentive payment for 2009.

Generally in the first quarter of each fiscal year, the Committee also

•	reviews and certifies attainment of the prior fiscal year’s performance targets for the annual cash incentive program, and

•	establishes the performance measures and targets for the current fiscal year’s annual cash incentive program.

The performance measures generally are based on a combination of corporate, business unit, campus and individual performance. Eligible employees receive annual cash incentive payments only if the Company, business unit, campus or the individual, as applicable, achieve the threshold targets set for each performance measure established for that individual.

General Calculation Methodology: The annual cash incentive payable to any individual is calculated generally by multiplying (1) eligible base salary earnings, by (2) the specified percentage of the individual’s eligible base salary earnings, by (3) the extent to which the applicable target performance measures established for that individual were met. Eligible base salary earnings are based on base salary and exclude other payments made during the performance period, including allowances, bonuses, equity grants, reimbursements and similar items.

2009 Program: Performance Measures, Targets and Thresholds for Annual Incentive Program:

The majority of our annual incentive-eligible employees participate in the continuing operations portion of the short-term cash incentive program. For 2009, the Compensation Committee set performance targets based on targeted 2009 consolidated operating income as adjusted from continuing operations, plus specified individual performance factors, subject to a revenue multiplier for the operating income measure and a multiplier for achieving the Company’s high performance principles. The individual performance factors included reduction of full-time employee turnover, school compliance measured by cumulative results of an internal compliance audit, and individual goals related to the individual’s job responsibilities.

“Operating income as adjusted” was defined as earnings from continuing operations before interest income and expense, federal and state income taxes and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit, goodwill or intangibles impairment, share of affiliates’ earnings or loss and before other extraordinary gains and losses, but net of amounts payable under the 2009 annual cash incentive program.

“Revenue” was defined as amounts received for continuing operations from students, government, or other paying entities for services rendered by the Company and its affiliates, including tuition revenue and other revenue derived in exchange for services rendered by the Company and its affiliates.

At threshold achievement of $134,700,000 in consolidated Company operating income as adjusted, eligible employees shared in a $8,700,000 short-term incentive pool. At target consolidated Company operating income as adjusted of $149,700,000, eligible employees shared in a $27,500,000 incentive pool. After 100% achievement of the target 2009 consolidated Company operating income as adjusted, the short-term incentive pool increased by 33% of consolidated Company operating income (as adjusted) in excess of target (but excluding the short-term incentive expense from the operating income calculation), subject to the overall $55,000,000 total limit on the aggregate short-term incentive pool. In addition, the short-term incentive cash pool was adjusted up or down 4% for every 1% of revenue above or below targeted revenue of $1,719,300,000 subject to the overall $55,000,000 limit. Individual cash incentive awards were also subject to a multiplier for achieving the Company’s high performance principles (“HPP Multiplier”). The HPP Multiplier is a factor of 80% to 120% applied to an individual’s entire cash incentive result to reflect that individual’s performance against our high performance principles of leadership, teamwork, accountability, sense of urgency, measured risk-taking, effective communication, innovation and mastery.

Short-term incentive percentage of eligible salary earnings and weightings for performance factors vary with each named executive officer’s position as follows:

		OPERATING INCOME AS ADJUSTED
Name/Title	Short-Term Incentive Percentage of Salary	Consolidated Company Performance	Strategic Business Unit Performance	Individual Performance
				School Compliance	Voluntary Turnover	Individual Goals
Gary E. McCullough President and Chief Executive Officer	100%	100%	—	—	—	—

Michael J. Graham Executive Vice President and Chief Financial Officer	75%	80%	—	5%	5%	10%

Jeffrey D. Ayers Senior Vice President, General Counsel and Corporate Secretary	50%	80%	—	5%	5%	10%

Thomas G. Budlong Senior Vice President and Chief Administrative Officer	50%*	80%	—	5%	5%	10%

Deborah L. Lenart Senior Vice President—University Strategic Business Unit	50%	50%	30%	5%	5%	10%

Leonard A. Mariani— Former Senior Vice President, Chief Marketing and Admissions Officer	50%	80%	—	5%	5%	10%

*	Mr. Budlong had a 40% short-term incentive percentage for the period January 1-31, 2009 and a 50% short-term incentive percentage for the remainder of 2009.

In the first quarter 2010, the Compensation Committee certified attainment of consolidated Company operating income as adjusted at 225%, resulting in the funding of the Company performance and strategic business unit performance measures at 225%. The University strategic business unit outperformed its target operating income as adjusted by 30%. The individual performance goals related to the compliance scores, voluntary turnover targets, and the individual goals established for Mr. Ayers, Mr. Budlong, Mr. Graham and Ms. Lenart relating to their job responsibilities were met at 100%. As a result of these levels of attainment, the Compensation Committee determined to pay to each named executive officer (except Mr. Mariani) the amounts shown in the 2009 Summary Compensation Table, under the column heading “Non-Equity Incentive Plan Compensation.” Mr. Mariani received $74,421 in lieu of his annual cash incentive in connection with his termination of employment with the Company on June 1, 2009; the calculation of this amount assumed that the Company achieved 100% of target operating income as adjusted and was prorated for his period of service in 2009. The actual amounts paid to each named executive officer for 2009 cash incentives are contained in the 2009 Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation Program

The Compensation Committee uses equity-based long-term incentive awards to build an ownership culture among our executive officers, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company performance objectives.

Equity Award Grant Practices: The Compensation Committee generally grants annual equity awards to eligible employees, including our executive officers and the named executive officers, during the first quarter of each calendar year. New hire grants for named executive officers may be made in connection with offers of employment.

The 2008 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

The Compensation Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about us, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 200,000 shares in any 12-month period.

2009 Grants: In February 2009, the Committee awarded annual stock-based long-term incentives to our named executive officers and other equity-eligible personnel under the 2008 Plan. The awards to our named executive officers provided a 40%/60% value split between shares of restricted stock and options respectively. In setting the dollar value of these awards, the Compensation Committee considered long-term equity award data provided by Cook, the Committee’s goals of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed above under “Regulatory Considerations.”

The 2009 equity grants to named executive officers, except the grant to the Chief Executive Officer and the grant to the Senior Vice President, General Counsel and Corporate Secretary, included one-year post-termination restrictive covenants including non-competition, non-solicitation, and confidentiality. The Chief Executive Officer’s grants are subject to the restrictive covenants contained in his employment agreement with the Company, which have a two or more year duration, described below under “Executive Compensation—Employment Agreements.” The grant to the Senior Vice President, General Counsel and Corporate Secretary included one-year post-termination restrictive covenants including non-solicitation and confidentiality.

2009 Stock Option Grants: The annual option grants to our executive officers, including the named executive officers, become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided that the award recipient remains our employee at the date of vesting. Stock option grants have a maximum term of ten years. In 2009, the Compensation Committee granted the following stock options to the named executive officers:

Named Executive Officer	2009 Stock Option Grant (# of Shares)
Gary E. McCullough	108,484
Michael J. Graham	30,120
Jeffrey D. Ayers	21,540
Thomas G. Budlong	20,445
Deborah L. Lenart	23,348
Leonard A. Mariani (1)	20,445	(1)

(1)	Mr. Mariani forfeited these options on termination of his employment with the Company on June 1, 2009, the effective date of his termination of employment with the Company.

2009 Restricted Stock and Performance-Based Grants: The annual restricted stock awards to the named executive officers included both time- and performance-based awards:

•	for all named executive officers except Mr. McCullough, one-half of the underlying shares of each restricted stock grant are time-vested restricted shares that vest three years from the date of grant,

•

for Mr. McCullough, his entire grant, and for the other named executive officers, the remainder of each grant (assuming performance targets are met) are performance-based restricted shares that vest on the third anniversary of the grant date, subject to the Compensation Committee’s determination of the extent to which the specified financial performance targets have been satisfied. The performance-based restricted shares are issued as the number of shares payable if the maximum performance measures established for the shares are achieved and are subject to forfeiture to the extent that the Company does not achieve maximum attainment of the established performance measures.

For the 2009 performance-based restricted shares, the Compensation Committee utilized target consolidated three-year cumulative operating income (as adjusted) of $758.1 million as the performance measure and utilized a revenue comparison multiplier. Three-year cumulative operating income is defined as consolidated cumulative operating income for the years 2009, 2010 and 2011. Operating income for purposes of these awards means earnings from continuing operations before interest income and expense, federal and state income taxes and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit, goodwill or intangibles impairment, share of affiliates’ earnings or loss and before other extraordinary gains and losses. The revenue comparison multiplier, average revenue growth rate as compared to a peer group, is a comparison expressed as a percentage of the Company’s cumulative compound annual growth rate over the three-year period including 2009, 2010 and 2011, to the average cumulative compound annual growth rate of a peer group over the three-year period, based on financial statements filed with the Securities and Exchange Commission and modified for non-comparable items such as acquisitions and divestitures. The peer group includes the following public companies: Apollo Group, Inc.; Capella Education Company; Corinthian Colleges, Inc.; DeVry, Inc.; Education Management, LLC; ITT Educational Services; Kaplan, Inc. (a division of The Washington Post Company) and Strayer Education, Inc.

The table below summarizes percentage of shares vesting on attainment of the threshold, target and maximum operating income targets for the 2009 performance-based restricted stock awards to our named executive officers and others receiving these awards:

	Below Threshold	Threshold	Target	Maximum
Attainment Percentage of Consolidated 3-Year Cumulative Operating Income	Less than 80%	80%	100%	120% or more

Dollar Levels of Consolidated 3-Year Cumulative Operating Income (in millions)	Less than $606.5	$606.5	$758.1	$909.7

Vesting Percentage of Restricted Shares Granted	0%	20%	40%	80%

The revenue multiplier is applied to the vesting percentage of shares and works as follows: If the Company’s average growth rate compared to the peer group exceeds the peer group average by 200 or more basis points, the number of shares determined according to the table immediately above is multiplied by 125%, if the Company’s average growth rate is within 200 basis points of the peer group average, the number of shares is multiplied by 100%; and if the Company’s average growth rate is below the peer group average by 200 or more basis points, the number of shares above is multiplied by 75%.

The number of shares awarded as 2009 restricted shares to the named executive officers are reported below:

	2009 Restricted Stock Grant (# of Shares)
			Performance-Based
Named Executive Officer	Time-Based		At Target	At Maximum
Gary E. McCullough	—		39,770	99,426
Michael J. Graham	5,521		5,521	13,803
Jeffrey D. Ayers	3,948		3,948	9,871
Thomas G. Budlong	3,748		3,748	9,369
Deborah L. Lenart	4,280		4,280	10,699
Leonard A. Mariani (1)	3,748	(1)	3,748	9,369	(1)

(1)	Mr. Mariani forfeited these shares on termination of his employment with the Company on June 1, 2009.

Other Compensation

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans; an executive severance plan described below in “Potential Payments Upon a Termination or Change in Control—Termination of Employment—Executive Severance Plan”; an executive relocation plan that provides for home sale assistance, temporary living expenses, reimbursement of certain home purchase expenses, rental assistance, moving expenses, spousal career assistance and tax assistance (“tax gross-up”) on certain taxable payments made to the executive; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of and advancing of expenses to our executive officers and certain designated officers to the fullest extent permitted by Delaware law.

When the Compensation Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review certain benefits relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program. These benefits include insurance premiums on term life insurance for the benefit of our employees, including our executive officers and their designated beneficiaries, under a non-discriminatory group benefit plan; long-term disability insurance under a non-discriminatory group benefit plan with a maximum benefit of $7,000 per month, and 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code) under our tax-qualified 401(k) plan.

The value of the benefits provided to our named executive officers is shown in the Summary Compensation Table under the column heading “All Other Compensation” and footnote 5 to that Table.

Compensation Recovery Policy

The Board of Directors has adopted a compensation recovery policy. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) where:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	a lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

As part of the Compensation Committee’s review of 2009 executive compensation, the Committee implemented design features in our compensation programs intended to mitigate harmful risk-taking, including:

•	fully competitive base salaries that are not subject to performance risk;

•	incentive programs carefully weighted between short-term and long-term performance and cash and equity compensation;

•	capping cash and equity awards under the short-term annual incentive program and the long-term equity incentive program;

•	weighting long-term incentive awards for named executive officers and our other executive officers as described above under the caption “Long-Term Incentive Compensation Program—2009 Grants;

•	in the long-term incentive plan, using overlapping three-year performance cycles to reduce incentive to maximize performance in any single performance period;

•

annual recalibration of performance goals to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•	Compensation Committee discretionary assessment of treatment of unusual, nonoperational or nonrecurring items when determining incentive plan performance results; and

•	stock ownership guidelines applicable to directors and executives.

In March 2010, the Company’s Board reviewed and assessed the financial risks to the Company relative to the structure and targets of the Company’s 2010 incentive compensation plans and concluded that, based on the estimated cost to the Company relative to projected earnings and the financial condition of the Company, the 2010 short-term and long-term incentive plans are not structured in a manner that encourages unnecessary or excessive risk taking. The Board also determined that the targets are reasonable based on the industry and do not incentivize management to take extraordinary actions that would increase risk.

Stock Ownership Guidelines

Our Board of Directors believes that our executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board of Directors adopted stock ownership guidelines in 2005 that require certain of our executive officers to own stock equal in value to a multiple of salary based on the officer’s position. For our named executive officers, the multiple is five times base salary for our President and Chief Executive Officer, three times base salary for our Chief Financial Officer, and one times base salary for the other named executive officers. Executive officers employed at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership targets. Individuals promoted to or hired into an executive officer position have five years from the promotion or hire date to reach their stock ownership targets. The Compensation Committee has discretion to reduce equity awards or to pay up to 50% of an executive officer’s short-term cash incentive in the form of restricted stock to executive officers who are not making satisfactory progress toward their ownership targets.

The Compensation Committee reviews each executive officer’s progress towards the target stock ownership levels, which we provide to the Compensation Committee annually. As of December 31, 2009, each of Mr. Ayers and Mr. Budlong owned stock in excess of his current ownership target, which is the pro rata amount of the five-year target based on his period of employment with the Company. Mr. McCullough owned stock at 97% of his ownership target; and Mr. Graham and Ms. Lenart, who respectively joined the Company in late 2007 and early 2008, have not yet achieved their respective current ownership targets. The calculation methodology used to measure achievement limits the allowable value of (a) vested but unexercised options to 60% (assuming a 40% tax rate on unrealized gain) of the amount equal to the exercise price less the rolling 18-month average price of Company common stock times the number of option shares, up to a limit equal to 50% of the total stock ownership value to be considered as having met ownership goals, and (b) unvested restricted shares to 60% (assuming a 40% tax rate on unrealized gain) of the prorated dollar value of one-third of any restricted stock award after the first anniversary of the grant date and of two-thirds of any restricted stock award after the second anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table shows compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2009, and of one individual who would have been one of the Company’s most highly compensated executive officers at that date but for the fact that he was no longer serving as an executive officer of the Company at that time (collectively, the “named executive officers.”)

2009 SUMMARY COMPENSATION TABLE

		Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary E. McCullough	2009	$800,000	$—	$1,559,994	$1,452,601	$1,600,000	$28,356	$5,440,951
President and Chief Executive Officer (1)	2008	$800,000	$—	$1,558,440	$1,345,890	$800,000	$9,200	$4,513,530
	2007	$657,944	$50,000	$3,701,385	$3,271,993	$657,949	$33,460	$8,372,731

Michael J. Graham	2009	$417,500	$—	$360,943	$403,307	$626,250	$14,442	$1,822,442
Executive Vice President and Chief Financial Officer (1)	2008	$390,000	$—	$419,580	$397,800	$292,500	$17,342	$1,517,222
	2007	$126,750	$50,000	$176,280	$197,125	$114,075	$1,625	$665,855

Jeffrey D. Ayers	2009	$359,167	$—	$258,116	$288,421	$341,208	$178,265	$1,425,177
Senior Vice President, General Counsel and Corporate Secretary (1)	2008	$351,346	$50,000	$336,840	$301,375	$175,673	$25,392	$1,240,626

Thomas G. Budlong	2009	$334,167	$—	$245,010	$273,759	$328,750	$13,255	$1,194,941
Senior Vice President and Chief Administrative Officer (1)	2008	$325,000	$—	$289,710	$261,885	$130,003	$13,011	$1,019,609
	2007	$109,583	$100,000	$504,900	$554,400	$—	$3,250	$1,272,133

Deborah L. Lenart	2009	$363,750	$—	$279,789	$312,630	$363,750	$13,157	$1,333,076
Senior Vice President— University Business Unit (1)	2008	$283,814	$75,000	$372,537	$340,026	$142,460	$9,200	$1,223,037

Leonard A. Mariani	2009	$143,121	$—	$245,010	$273,759	$74,421	$450,730	$1,187,041
Former Senior Vice President, Chief Marketing and Admissions Officer (1)	2008	$350,000	$—	$289,710	$261,885	$175,000	$42,286	$1,118,881
	2007	$87,489	$100,000	$216,645	$175,010	$60,000	$2,042	$641,186

(1)	Mr. McCullough was appointed President and Chief Executive Officer on March 5, 2007. Mr. Graham was appointed Executive Vice President and Chief Financial Officer effective September 5, 2007. Mr. Ayers was appointed Senior Vice President, General Counsel and Corporate Secretary effective December 31, 2007. Mr. Budlong was appointed Senior Vice President, Organizational Effectiveness and Administration on August 21, 2007. Ms. Lenart was appointed Senior Vice President—University Strategic Business Unit on March 10, 2008. Mr. Mariani joined the Company as Senior Vice President and Chief Marketing and Admissions Officer on October 1, 2007 and terminated employment effective June 1, 2009.

(2)	Signing bonuses paid to these executives on joining the Company, as required by their employment letter agreements.

(3)	These columns show the grant date fair value of the restricted stock and stock option awards granted to our named executive officers, excluding the effect of estimated forfeitures. For the portion of the restricted stock awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. For 2007 and 2008 awards, that grant date value is based upon achieving the highest level of performance conditions established for those awards. If the performance-share portion of the 2009 stock awards reported above under the column heading “Stock Awards” were valued at the grant date based on the highest level of performance conditions being achieved, the grant date values for those 2009 stock awards for the named executive officers would be as follows:

Name	Award Year	Performance Award Value at Maximum Attainment	Time-Based Restricted Shares Value	Stock Awards
Gary E. McCullough	2009	$2,599,990	—	$2,599,990
Michael J. Graham	2009	$360,943	$144,374	$505,317
Jeffrey D. Ayers	2009	$258,116	$103,240	$361,356
Thomas G. Budlong	2009	$245,010	$98,010	$343,020
Deborah L. Lenart	2009	$279,789	$111,922	$391,711
Leonard A. Mariani	2009	$245,010	$98,010	$343,020

In connection with Mr. Mariani’s termination of employment with the Company effective June 1, 2009, he forfeited the restricted stock awards and options granted to him in 2009 respectively valued at $245,010 and $273,759 and fully vested in the restricted stock awards and options granted to him in prior years, which amounts are presented in the tables captioned “Outstanding Equity Awards at Year-End 2009,” “Options Exercised and Stock Vested for 2009” and “Potential Payments Upon Termination or Change in Control” below and calculated utilizing the provisions of ASC Topic 718—Compensation—Stock Compensation. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for information regarding the assumptions used in the valuation of equity awards.

(4)	Short-term cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year. For Mr. Mariani, the amount shown in the column “Non-Equity Incentive Plan Compensation” represents the amount paid in lieu of his 2009 short-term cash incentive, pursuant to the terms of his severance agreement with the Company.

(5)	All Other Compensation for 2009 includes the following components:

Name	401(k) Plan Matching Contributions	Relocation Expenses	Tax Gross-Up		Exec-U-Care Expenses	Severance Payment		Total
Gary E. McCullough	$9,800	$18,306	$—		$250	$—		$28,356
Michael J. Graham	$9,800	$—	$—		$4,642	$—		$14,442
Jeffrey D. Ayers	$9,800	$151,934	$3,936	(a)	$12,595	$—		$178,265
Thomas G. Budlong	$9,800	$—	$—		$3,455	$—		$13,255
Deborah L. Lenart	$9,800	$—	$—		$3,357	$—		$13,157
Leonard A. Mariani	$9,800	$—	$—		$167	$440,763	(b)	$450,730

(a)	Represents tax-gross up for certain taxable reimbursements of relocation expenses, pursuant to the terms of the Company’s executive relocation plan.

(b)	Includes $350,000 of severance pay, representing 12 months of base wages, $15,763 in Company-paid COBRA premiums for 12 months, and $75,000 for outplacement service, but excludes $74,421 paid in lieu of his short-term cash incentive for 2009 which is reported in the column captioned “Non-Equity Incentive Plan Compensation.”

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold (1)	Target (1)	Maximum (1)	Threshold	Target	Maximum (2)
Gary E. McCullough	2/19/2009	$400,000	$800,000	$2,080,000
	2/25/2009				19,885	39,770	99,426				$1,559,994
	2/25/2009							—	108,484	$26.15	$1,452,601

Michael J. Graham	2/19/2009	$156,563	$313,125	$819,000
	2/25/2009				2,761	5,521	13,803			—	$216,569
	2/25/2009							5,521		—	$144,374
	2/25/2009								30,120	$26.15	$403,307

Jeffrey D. Ayers	2/19/2009	$89,792	$179,583	$468,000
	2/25/2009				1,974	3,948	9,871			—	$154,876
	2/25/2009							3,948		—	$103,240
	2/25/2009								21,540	$26.15	$288,421

Thomas G. Budlong	2/19/2009	$82,188	$164,375	$435,500
	2/25/2009				1,874	3,748	9,369			—	$147,000
	2/25/2009							3,748		—	$98,010
	2/25/2009								20,445	$26.15	$273,759

Deborah L. Lenart	2/19/2009	$90,937	$181,875	$474,500
	2/25/2009				2,140	4,280	10,699			—	$167,867
	2/25/2009							4,280		—	$111,922
	2/25/2009								23,348	$26.15	$312,630

Leonard A. Mariani	2/19/2009	$87,500	$175,000	$455,000
	2/25/2009				1,874	3,748	9,369			—	$147,000
	2/25/2009							3,748		—	$98,010
	2/25/2009								20,445	$26.15	$273,759

(1)	Shows the estimated possible future payouts of these awards (when made) under our 2009 cash incentive program. If the applicable thresholds had not been achieved, no money would have been paid under these awards. At threshold achievement of $134,700,000 in consolidated Company operating income as adjusted, eligible employees shared in a $8,700,000 short-term incentive pool. At target consolidated Company operating income as adjusted of $149,700,000, eligible employees shared in a $27,500,000 incentive pool. After 100% achievement of the target 2009 consolidated Company operating income as adjusted, the short-term incentive pool increased by 33% of consolidated Company operating income (as adjusted) in excess of target (but excluding the short-term incentive expense from the operating income calculation), subject to the overall $55,000,000 total limit on the aggregate short-term incentive pool. In addition, the short-term incentive cash pool was adjusted up or down 4% for every 1% of revenue above or below targeted revenue of $1,719,300,000 subject to the overall $55,000,000 limit. The performance are discussed above in “Compensation Discussion and Analysis—Compensation Components—Annual Incentive Program” above. Amounts actually earned by the named executive officers are shown in the 2009 Executive Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Mr. Mariani received $74,421 cash in lieu of his annual cash incentive in connection with his termination of employment with the Company on June 1, 2009; the calculation of this amount assumed that the Company achieved 100% of target operating income as adjusted and was prorated based on his period of service in 2009.

(2)	Represents the maximum number of shares of common stock potentially vesting based on the achievement of performance criteria under performance-vesting restricted stock awards granted to our named executive officers during 2009 under our 2008 Plan. The underlying shares of performance-vesting shares of restricted stock vest on the three-year anniversary of the grant date subject to the Compensation Committee’s determination that certain specified performance measures have been satisfied. The performance targets for these awards are discussed above in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation Program.” Mr. Mariani forfeited his shares in connection with his termination of employment with the Company on June 1, 2009.

(3)	This column shows the number of time-vesting shares of restricted stock awards granted to each of the named executive officers (except Mr. McCullough) during 2009 under our 2008 Plan. These awards vest on the third anniversary of the grant date. Mr. Mariani forfeited his shares in connection with his termination of employment with the Company on June 1, 2009.

(4)	This column shows the number of stock options granted in 2009 to our named executive officers under our 2008 Plan. These options vest and become exercisable in four equal annual installments on each anniversary of the grant date. Mr. Mariani forfeited his shares in connection with his termination of employment with the Company on June 1, 2009.

(5)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

(6)

This column shows the grant date fair value of the restricted stock and stock options granted to our named executive officers in 2009, excluding the effect of estimated forfeitures. For the portion of the restricted stock awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for information regarding the assumptions used in the valuation of equity awards. Mr. Mariani forfeited his 2009 awards of restricted shares and options in connection with his termination of employment with the Company on June 1, 2009.

Employment Arrangements

Gary E. McCullough: The Board of Directors appointed Mr. McCullough President and Chief Executive Officer of the Company on March 5, 2007. At the same time, the Company, CEC Employee Group, LLC and Mr. McCullough entered into an employment agreement which ends on March 5, 2011, subject to automatic one-year extensions unless either party delivers timely written notice to the other of its election not to extend the term. The agreement established Mr. McCullough’s initial annual base salary at $800,000 and specified that he is also eligible for a performance-based annual cash incentive based on annual quantitative and qualitative performance targets established by the Compensation Committee, with his target annual cash incentive percentage set at 100% of his base salary earnings but not to exceed 200% of his base salary earnings in any fiscal year. For 2007, Mr. McCullough was entitled to receive a guaranteed cash incentive of not less than 50% of his base salary earnings prorated from March 5, 2007.

The agreement provided for equity grants to Mr. McCullough as follows: two restricted stock awards of 27,250 shares and 25,250 shares that vest on the third anniversary of the grant date; options to purchase 114,050 shares and 33,150 shares of common stock vesting in four equal installments on the first four anniversaries of the grant date; and 72,000 shares of restricted stock and an option to purchase 55,350 shares of common stock, both of which vested 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. These grants were made under the 1998 Plan, except for the 72,000-share restricted stock award, which was made outside of our equity plans.

The agreement provides that if Mr. McCullough’s employment is terminated (a) by CEC other than for “cause” (as defined in the Agreement) or by written notice not to extend the term of his employment beyond March 5, 2010, or (b) by Mr. McCullough for “good reason” (as defined in the agreement), CEC will pay to Mr. McCullough (i) any accrued but unpaid base salary earned through the date of termination, (ii) any accrued but unpaid cash incentive for the fiscal year prior to the year in which the termination occurs, (iii) the amount of his accrued annual cash incentive for the fiscal year in which the termination occurs calculated as the average of the annual cash incentive paid in the two fiscal years prior to the year of termination and prorated based on the number of days elapsed in a 365-day year to and including his termination, (iv) two years of base salary continuation following the date of termination, (v) a lump sum cash payment equal to two times the average annual cash incentive paid to Mr. McCullough for the two fiscal years ended prior to the termination date, and (vi) two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination, plus (vii) a cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans. The agreement also provides for excise tax gross-up payments to be made by the Company in certain situations. The agreement was amended in 2008 to provide that the timing of any payments comply with the requirements of Code Section 409A.

Michael J. Graham: In connection with Mr. Graham’s appointment as our Executive Vice President, Chief Financial Officer and Treasurer effective September 5, 2007, the Company and Mr. Graham entered into an employment letter agreement that set Mr. Graham’s initial annual base salary at $390,000, provided for a $50,000 signing bonus, established his target annual cash incentive percentage at 75% of his base salary earnings and guaranteed his 2007 cash incentive at 75% of his base salary, prorated from his start date. The agreement also provided for a grant of 6,000 shares of restricted stock vesting on the third anniversary of the grant date and an option to purchase 12,500 shares of common stock vesting in four equal installments on the first four anniversaries of the grant date. These awards were made under the 1998 Plan.

The agreement also provides that if Mr. Graham’s employment is terminated without cause (as defined in the 1998 Plan) or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under the Company’s severance plan.

Jeffrey D. Ayers: Effective December 31, 2007, Mr. Ayers was appointed Senior Vice President, General Counsel and Corporate Secretary. His employment letter agreement with the Company provided for an initial annual base salary of $350,000, a $50,000 signing bonus, and an initial target cash incentive percentage of 40% of his base salary earnings. The Company agreed to grant him an option to purchase 5,000 shares of our common stock vesting in four equal installments on the first four anniversaries of the grant date and 3,000 shares of restricted stock vesting on the third anniversary of the grant date, both under our 1998 Plan.

If Mr. Ayers’ employment is terminated without cause (as defined in the 1998 Plan), or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under our severance plan. Mr. Ayers also is entitled to relocation benefits under our executive relocation program for all reimbursable relocation expenses incurred and reimbursed within 18 months of his start date, rather than the 12 months provided under this relocation program.

Thomas G. Budlong: Effective August 21, 2007, Mr. Budlong was appointed as our Senior Vice President, Organization Effectiveness and Administration. His employment letter agreement provided for an initial annual base salary of $325,000, a $100,000 signing bonus payable in two installments, and an annual target cash incentive percentage of 40% of his base salary earnings. The agreement also provided for a special one-time grant of 35,000 option shares vesting in four equal installments on the first four anniversaries of the grant date and 17,000 shares of restricted stock, of which 7,000 vested on the first anniversary of the grant date and the remaining 10,000 shares will vest three years from the grant date.

The agreement also provides that if Mr. Budlong’s employment is terminated without cause, or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under the Company’s severance plan.

Deborah L. Lenart: Effective March 10, 2008, Ms. Lenart was appointed as our Senior Vice President— University Strategic Business Unit. Her employment letter agreement provided for an initial annual base salary of $350,000, a $75,000 signing bonus, and an annual target cash incentive percentage of 50% of her base salary earnings. The agreement provided for a special one-time grant of 6,000 option shares vesting in four equal installments on the first four anniversaries of the grant date and a special one-time grant of 2,500 shares of restricted stock vesting on the third anniversary of the grant date. In addition, the agreement provided that, subject to Compensation Committee approval, Ms. Lenart would receive approximately 30,000 stock options and approximately 12,000 shares of restricted shares as her 2008 annual grant under the Company’s 1998 Plan. If Ms. Lenart’s employment is terminated, she is eligible to receive severance benefits under the Company’s severance plan.

Leonard A. Mariani: Effective October 1, 2007, Mr. Mariani was appointed as Senior Vice President, Marketing and Admissions. His employment with the Company terminated effective June 1, 2009. Under Mr. Mariani’s initial employment letter agreement, he had an initial annual base salary of $350,000, a $100,000 signing bonus, an annual target cash incentive percentage of 50% of his base salary earnings, and a 2007 guaranteed cash incentive of not less than 50% and up to a maximum of 200% of his 2007 base salary earnings. The agreement also provided for an award of 6,500 shares of restricted stock to vest on the third anniversary of the grant date and an option grant to purchase 10,000 shares of common stock to vest in four equal installments on the first four anniversaries of the grant date under the 1998 Plan. Mr. Mariani was also entitled to relocation benefits under our executive relocation program. The agreement also provided that if Mr. Mariani’s employment was terminated without cause (as defined in the 1998 Plan), or if he voluntarily resigned for good reason (as defined in his agreement), he was eligible to receive severance benefits under the Company’s severance plan.

In connection with Mr. Mariani’s termination of employment, he and the Company entered into a Separation Agreement and General Release on June 12, 2009. Under the Agreement’s terms, Mr. Mariani received a lump sum payment (before applicable taxes and other withholding) consisting of (a) severance pay of $350,000, representing 12 months of his base wages, and (b) $74,421 in lieu of any cash incentive payable under the Company’s 2009 annual incentive plan. The Company agreed to pay his COBRA premium for the period July 2009 through and including June 2010 and to pay for one year of access to executive-level outplacement services at a cost not to exceed $75,000. The agreement also contained an agreement not to compete with the Company for 52 weeks, a non-solicitation provision covering Company employees, customers, students and certain other persons for 18 months and a release of Mr. Mariani’s claims against the Company and its affiliates.

OUTSTANDING EQUITY AWARDS AT YEAR END 2009

The following table includes information as of December 31, 2009 on the value of all unexercised options to purchase shares of our common stock and unvested shares of restricted stock previously awarded to the named executive officers.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (15)
Gary E. McCullough	—	108,484(1)	$26.15	2/25/2019	—	—	99,426(16)	$2,317,620
	50,750(2)	152,250(2)	$13.32	3/12/2018	39,000(8)	$909,090	78,000(17)	$1,818,180
	128,950(3)	73,600(3)	$29.73	3/5/2017	52,500(9)	$1,223,775	—	—

Michael J. Graham	—	30,120(1)	$26.15	2/25/2019	5,521(10)	$128,695	13,803(16)	$321,748
	15,000(2)	45,000(2)	$13.32	3/12/2018	10,500(8)	$244,755	21,000(17)	$489,510
	6,250(4)	6,250(4)	$29.38	9/4/2017	6,000(11)	$139,860	—	—

Jeffrey D. Ayers	—	21,540(1)	$26.15	2/25/2019	3,948(10)	$92,028	9,871(16)	$230,093
	9,875(2)	29,625(2)	$13.32	3/12/2018	7,250(8)	$168,998	14,500(17)	$337,995
	1,250(5)	3,750(5)	$15.32	2/24/2018	3,000(12)	$69,930	—	—

Thomas G. Budlong	—	20,445(1)	$26.15	2/25/2019	3,748(10)	$87,366	9,369(16)	$218,391
	9,875(2)	29,625(2)	$13.32	3/12/2018	7,250(8)	$168,998	14,500(17)	$337,995
	17,500(6)	17,500(6)	$29.70	8/30/2017	10,000(13)	$233,100	—	—

Deborah L. Lenart	—	23,348(1)	$26.15	2/25/2019	4,280(10)	$99,767	10,699(16)	$249,394
	1,500(7)	4,500(7)	$13.95	3/9/2018	2,500(14)	$58,275	—	—
	11,250(2)	33,750(2)	$13.32	3/12/2018	8,450(8)	$196,970	16,900(17)	$393,939

Leonard A. Mariani (18)	—	—	—	—	—	—	—	—

(1)	These stock options vest in four equal installments on each of February 25, 2010, 2011, 2012 and 2013.

(2)	These stock options vest in four equal installments on each of March 13, 2009, 2010, 2011 and 2012.

(3)	64,475 of these stock options vested on each of March 5, 2008 and March 5, 2009; and 36,800 of these stock options vest on March 5, 2010 and March 5, 2011.

(4)	These stock options vest in four equal annual installments on each of September 5, 2008, 2009, 2010 and 2011.

(5)	These stock options vest in four equal annual installments on each of February 25, 2009, 2010, 2011 and 2012.

(6)	These stock options vest in four equal annual installments on each of August 31, 2008, 2009, 2010 and 2011.

(7)	These stock options vest in four equal installments on each of March 9, 2009, 2010, 2011 and 2012.

(8)	These shares of time-based restricted stock vest on March 13, 2011.

(9)	These shares of time-based restricted stock vest on March 5, 2010.

(10)	These shares of time-based restricted stock vest on February 25, 2012.

(11)	These shares of time-based restricted stock vest on September 5, 2010.

(12)	These shares of time-based restricted stock vest on February 25, 2011.

(13)	These shares of time-based restricted stock vest on August 31, 2010.

(14)	These shares of time-based restricted stock vest on March 10, 20ll.

(15)	The dollar value of these awards is calculated using the closing market price of $23.31 per share of our unrestricted common stock on December 31, 2009, as reported on NASDAQ.

(16)	Subject to achievement of applicable performance criteria, these shares of restricted stock vest on February 25, 2012.

(17)	Subject to achievement of applicable performance criteria, these shares of restricted stock vest on March 13, 2011.

(18)	Mr. Mariani terminated his employment with the Company on June 1, 2009 and had no awards outstanding at December 31, 2009. His equity plan awards outstanding under the 1998 Plan were vested; see the tables captioned “OPTION EXERCISES AND STOCK VESTED FOR 2009.” His equity awards under the 2008 Plan forfeited pursuant to the terms of that Plan. See “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL—Termination of Employment” below for a description of his severance arrangements.

OPTION EXERCISES AND STOCK VESTED FOR 2009

The following table includes information for options exercised (if any) by our named executive officers and restricted stock held by our named executive officers that vested during the year ended December 31, 2009:

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary E. McCullough	—	—	36,000	$754,560
Michael J. Graham	—	—	—	—
Jeffrey D. Ayers	—	—	—	—
Thomas G. Budlong	—	—	—	—
Deborah L. Lenart	—	—	—	—
Leonard A. Mariani (1)	39,500	$418,108	28,250	$574,888

(1)	Mr. Mariani’s restricted stock awards and option awards made under our 1998 Plan vested in connection with his termination of employment with the Company effective June 1, 2009. The value realized on exercise of his option awards is value he realized by his post-termination exercise of these vested options. The value realized on vesting of his restricted stock awards represents the compensation reportable as taxable compensation by Mr. Mariani in connection with the vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

The Career Education Corporation Deferred Compensation Plan is a non-qualified plan that provided certain of our senior executives with the opportunity to defer compensation in excess of the limitations imposed on qualified retirement plan benefits. The Plan was frozen on December 31, 2008, after which date employees could no longer join the Plan or defer compensation to the Plan. Prior to that date, participants could choose to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash incentive compensation. Plan benefits are generally distributed upon termination from employment, hardship, or at a time elected by the participant under the terms of the Plan. Under the Deferred Compensation Plan, each participant may request that his or her contributions be deemed invested among various investment funds for purposes of determining the earnings (gains or losses) applicable to the participant’s account. None of the named executive officers participate in the Nonqualified Deferred Compensation Plan.

OTHER COMPENSATION

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans, an executive severance plan described below in “Potential Payments Upon a Termination or Change in Control—Termination of Employment—Executive Severance Plan”, an executive relocation plan, coverage under our directors’ and officers’ insurance policy and indemnification agreements providing indemnification of and advancing of expenses to our executive officers and certain designated officers to the fullest extent permitted by Delaware law.

The Company also provides its executive officers with benefits available on a nondiscriminatory basis to all employees, including 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code), ability to acquire our common stock under our Employee Stock Purchase Plan, group medical and dental insurance, disability insurance, and payment of term life insurance premiums.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into certain agreements (such as the employment agreements discussed above under the caption “Employment Arrangements”) and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment, or if we experience a change in control. The amount of compensation payable to each named executive officer for such terminations is shown in the tables below.

Termination of Employment

Executive Severance Plan:     The Board designates those U.S.-based executive officers eligible to participate in the Executive Severance Plan’s benefits in the event the officer is involuntarily terminated. Involuntary terminations do not include terminations for cause (as defined under the Plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of our rules, and willful destruction of Company property.

Severance benefits under this Plan include base pay, certain insurance coverage and prorated cash incentive payments payable under the Company’s annual incentive program, as follows:

•	a lump sum payment of a minimum of 26 weeks and a maximum of 52 weeks of base pay, calculated on the number of full years of continuous service completed, as follows:

•	26 weeks of base pay on completing up to 13 full years of continuous service,

•	2 weeks base pay per year for 14 to 25 full years of continuous service, and

•	52 weeks of base pay on completing 26 or more years of continuous service;

•

Company-paid post-termination health and dental insurance premiums equal to the number of weeks of base pay the executive receives, for those executives who participate in our health and dental insurance plans and timely elect to continue that insurance coverage under federal COBRA law; and

•

a lump sum payment of prorated cash incentive earned (if any) for the year of termination, calculated in accordance with the method for determining the amount of annual cash incentive payable to other similarly-situated active employees and paid in accordance with our normal annual incentive program’s payment procedures.

Continuous service means the executive’s most recent unbroken period of employment with us, which may include service with a predecessor employer that we acquired but excludes any period of earned unused vacation or any period during which the executive was a consultant or independent contractor for us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

To receive the severance benefits, the terminated executive must sign a release of claims and enter into a non-solicitation, non-competition and confidentiality agreement with the Company. The severance plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Equity Plans:    Our 1998 Plan and our 2008 Plan have differing provisions for treatment of equity awards if a participant, including a named executive officer, incurs a termination of employment.

Under the 1998 Plan for participants, other than the named executive officers, Section 16 officers and directors holding options under this Plan, if the termination is:

•	involuntary or the result of retirement, unvested stock options are immediately forfeited and vested stock options remain exercisable for 90 days following termination;

•	due to disability, all outstanding stock options become immediately exercisable and remain exercisable for 90 days;

•

due to death, all stock options become immediately exercisable and remain exercisable until (a) for pre-2001 options, 90 days following the appointment of a representative for the participant’s estate, and (b) for 2001 and later options, until one year from the date of death;

•

for voluntary termination (other than due to retirement), unexercised stock options immediately forfeit; however, the Compensation Committee has generally provided in stock option award agreements that the unexercised stock options remain exercisable for 30 days following termination; and

•

for cause, unexercised stock options are immediately forfeited. Cause means (a) any act or omission which we believe is of a criminal nature and the result of which we believe is detrimental to the interests of us or our affiliates, (b) the material breach of a fiduciary duty owing to us, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the participant that constitutes a material breach of any statutory or common-law duty of loyalty to us or our affiliates. However, if a participant is subject to an employment agreement, cause has the meaning set forth in that participant’s employment agreement. In each case described above, stock options never remain exercisable beyond their original term.

On February 20, 2009, we entered into Option and Restricted Stock Amendment Agreements with the Company’s Section 16 reporting officers, including our named executive officers, amending all outstanding Company options and restricted stock held by them under the 1998 Plan. These agreements amended these outstanding options and restricted stock awards to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon the termination of employment (as defined in the 1998 Plan) of any Section 16 officer by the Company without cause (as defined in the 1998 Plan), the options held by the officer under the 1998 Plan will become fully exercisable and the shares of restricted stock held by the officer under the 1998 Plan will become fully vested.

On the same date, we entered into a Restricted Stock Amendment Agreement with Gary E. McCullough, our President and Chief Executive Officer, regarding 72,000 shares of restricted stock issued under the terms of Mr. McCullough’s employment agreement, of which 36,000 shares remained unvested at that date. The agreement increased the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% for these restricted shares. The remaining restricted shares vested on March 5, 2009.

Under our 2008 Plan, restricted stock awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. For stock option awards, if the termination is due to

•

Death or disability, options become fully vested and exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination; any options not exercised within the allowed time period are automatically forfeited.

•

“Retirement,” options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not so vested are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

For reasons other than cause, vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any options not vested on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unvested options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all vested and unvested rights to purchase shares of our stock.

Leonard A. Mariani:    Mr. Mariani terminated employment with the Company on June 1, 2009. In connection with Mr. Mariani’s termination of employment, he and the Company entered into a Separation Agreement and General Release on June 12, 2009. Under the Agreement’s terms, Mr. Mariani received a lump sum payment (before applicable taxes and other withholding) consisting of (a) severance pay of $350,000, representing 12 months of his base wages, and (b) $74,421 in lieu of any cash incentive payable under the Company’s 2009 annual incentive program. The Company agreed to pay his COBRA premium for the period July 2009 through and including June 2010 and to pay for one year of access to executive-level outplacement services at a cost not to exceed $75,000. The agreement also contained an agreement not to compete with the Company for 52 weeks, a non-solicitation provision covering Company employees, customers, students and certain other persons for 18 months and a release of Mr. Mariani’s claims against the Company and its affiliates.

Executive Benefits and Payments Upon Termination	$ Value	# Shares
Compensation:
Base Salary (1)	$350,000
Accrued & Pro Rata Bonus (1)	$74,421
Lump Sum	—
Performance-Based Shares (2)	$295,075	14,500
Time-Based Shares (2)	$279,813	13,750
Stock Options (3)	$418,108	39,500

Benefits and Perquisites:
Life Insurance Proceeds	—
Disability Benefits	—
COBRA Benefits (1)	$15,763
Outplacement (1)	$75,000

Total:	$1,508,180

(1)	These amounts were paid pursuant to the terms of Mr. Mariani’s termination agreement. Accrued and pro-rata bonus includes (a) accrued bonus payable but not yet paid with respect to the fiscal year preceding the date of termination, or $0, as the Company had paid cash incentives for the 2008 fiscal year in the first quarter 2009, and (b) pro rata bonus based on actual days elapsed in the year to the date of termination, calculated assuming that the Company achieved 100% of the targeted operating income as adjusted performance measure established for 2009.

(2)

On February 20, 2009, Mr. Mariani entered into an agreement with the Company amending all of his outstanding Company restricted shares held under the 1998 Plan to provide that, upon termination of employment without cause (as defined in the 1998 Plan), his restricted stock awards under the 1998 Plan would become fully vested. The agreement did not apply to restricted stock awards made under the 2008

Plan, which awards Mr. Mariani forfeited. The value of the restricted shares was taxable compensation to Mr. Mariani and was calculated by multiplying the restricted shares held under the awards by $20.35, the closing price of the Company’s common stock as reported on NASDAQ on June 1, 2009, the effective date of Mr. Mariani’s termination and of the vesting of his shares under the 1998 Plan.

(3)	On February 20, 2009, Mr. Mariani entered into an agreement with the Company amending all of his outstanding Company option grants held under the 1998 Plan to provide that, upon termination of employment without cause (as defined in the 1998 Plan), his options under the 1998 Plan would become fully exercisable. The options remained exercisable for a period of 90 days from his termination of employment. The value of the vested options presented above was not paid under his severance agreement but is based upon the actual value realized by Mr. Mariani on exercising the options post-termination. See “Option Exercises and Stock Vested for 2009” above.

Change in Control

Under the 1998 and 2008 Plans, a change in control is deemed to have occurred (except with regard to our non-employee directors and Section 16 officers as discussed above under “Termination of Employment—Equity Plans”) if:

•

any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan [or related trust] sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 20% (35% in the 2008 Plan and for our Section 16 officers and directors) of our common stock;

•

our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and (ii) the members of our Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity;

•	our stockholders approve a plan of liquidation;

•

within any period of 24 consecutive months, the members of our Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of our Board immediately prior to that 24-month period and who constituted a majority of our Board at the time of election, cease to constitute a majority of the Board; and

•	in the case of the 2008 Plan, during the two-year period following the change in control event, the 2008 Plan participant has an involuntary termination of employment or service.

Under the 1998 Plan, any stock options outstanding as of the date of a change in control and not then exercisable become fully exercisable, any restrictions applicable to restricted stock lapse and the shares become fully vested. All performance goals will be deemed to have been met. The 2008 Plan is a “double-trigger” plan that requires both a change in control and involuntary termination of the award holder’s employment by us or our successor during the two-year period following the change in control in order for that holder’s stock options and shares of restricted stock to vest.

The following tables describe the benefits to which the named executive officers would have been entitled under these plans and any relevant provisions of their employment agreements if a change in control resulting from a corporate transaction had occurred on December 31, 2009 and the named executive officer terminated employment at that date.

Gary E. McCullough:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (1)	Good Reason
Compensation:
Base Salary Continuation (2)	$—	$1,600,000	$—	$—	$1,600,000	$1,600,000
Accrued Pro Rata Bonus (2)	$800,000	$800,000	$800,000	$800,000	$800,000	$800,000
Lump Sum (2)	$—	$1,600,000	$—	$—	$1,600,000	$1,600,000
Performance-Based Shares (5)	$—	$1,818,180	$4,135,800	$—	$4,135,800	$1,818,180
Time-Based Shares (5)	$—	$2,132,865	$2,132,865	$—	$2,132,865	$2,132,865
Stock Options (6)	$1,520,978	$1,520,978	$1,520,978	$—	$1,520,978	$1,520,978
Excise Tax (1)	$—	$—	$—	$—	$2,764,814	$—

Benefits and Perquisites:
Life Insurance Proceeds (1)(2)	$—	$—	$800,000	$—	$—	$—
Disability Benefits (1)(2)	$—	$—	$41,250	$—	$—	$—
COBRA Benefits (1)(2)	$—	$35,094	$33,627	$—	$35,094	$35,094
401(k) Match (2)	$—	$19,600	$—	$—	$19,600	$19,600

Total:	$2,320,978	$9,526,717	$9,464,520	$800,000	$14,609,151	$9,526,717

Michael J. Graham:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$210,000	$—	$—	$210,000	$ —
Accrued & Pro Rata Bonus (3)	$626,250	$626,250	$626,250	$626,250	$626,250	$ —
Performance-Based Shares (4)	$—	$489,510	$811,258	$—	$811,258	$ —
Time-Based Shares (4)	$—	$384,615	$513,310	$—	$513,310	$ —
Stock Options (5)	$449,550	$449,550	$449,550	$—	$449,550	$ —

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$420,000	$—	$—	$ —
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$ —
COBRA Benefits (8)	$—	$8,774	$—	$—	$8,774	$ —

Total:	$1,075,800	$2,168,699	$2,861,618	$626,250	$2,619,142	$ —

Jeffrey D. Ayers:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$180,000	$—	$—	$180,000	$—
Accrued & Pro Rata Bonus (3)	$341,208	$341,208	$341,208	$341,208	$341,208	$—
Performance-Based Shares (4)	$—	$337,995	$568,088	$—	$568,088	$—
Time-Based Shares (4)	$—	$238,928	$330,955	$—	$330,955	$—
Stock Options (5)	$325,916	$325,916	$325,916	$—	$325,916	$—

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$360,000	$—	$—	$—
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$—
COBRA Benefits (8)	$—	$8,774	$—	$—	$8,774	$—

Total:	$667,124	$1,432,821	$1,967,417	$341,208	$1,754,941	$—

Thomas G. Budlong:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary(Lump Sum 3)	$—	$167,500	$—	$—	$167,500	$—
Accrued & Pro Rata Bonus (3)	$328,750	$328,750	$328,750	$328,750	$328,750	$—
Performance-Based Shares (4)	$—	$337,995	$556,386	$—	$556,386	$—
Time-Based Shares (4)	$—	$402,098	$489,463	$—	$489,463	$—
Stock Options (5)	$295,954	$295,954	$295,954	$—	$295,954	$—

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$335,000	$—	$—	$—
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$—
COBRA Benefits (8)	$—	$8,774	$—	$—	$8,774	$—

Total:	$624,704	$1,541,071	$2,046,803	$328,750	$1,846,827	$—

Deborah L. Lenart:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$175,000	$—	$—	$175,000	$—
Accrued & Pro Rata Bonus (3)	$363,750	$363,750	$363,750	$363,750	$363,750	$—
Performance-Based Shares (4)	$—	$393,939	$643,333	$—	$643,333	$—
Time-Based Shares (4)	$—	$255,245	$355,011	$—	$355,011	$—
Stock Options (5)	$379,283	$379,283	$379,283	$—	$379,283	$—

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$365,000	$—	$—	$—
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$—
COBRA Benefits (8)	$—	$8,774	$—	$—	$8,774	$—

Total:	$743,033	$1,575,991	$2,147,627	$363,750	$1,925,151	$—

(1)	Mr. McCullough’s employment agreement (see “Employment Arrangements” above) governs the severance arrangements applicable to him. The Company’s Executive Severance Plan governs the severance arrangements applicable to the other named executive officers except for Mr. Mariani, whose severance arrangements in connection with his termination of employment effective June 1, 2009 are discussed above. Neither Mr. McCullough’s employment agreement nor the Company’s Executive Severance Plan contains provisions addressing change in control. The Company’s 2008 Plan and 1998 Plan and equity awards made under or outside of those Plans do contain provisions specifying treatment of outstanding equity awards in event of a change in control. For purposes of determining salary, annual cash incentive amounts and lump sums (if any) payable to named executive officers assuming a concurrent change in control and job termination effective December 31, 2009, the change in control and job termination are deemed to be involuntary not for cause termination. Mr. McCullough’s employment agreement provides for an excise tax gross-up in event of Mr. McCullough’s termination (1) by reason of death or disability, (2) by the Company without cause, including non-extension of his employment agreement, (3) by Mr. McCullough for good reason, and (4) subject to certain qualifications, if any payments under Mr. McCullough’s agreement become subject to the additional tax imposed by Section 409A of the Code. Because the only termination event under current federal tax law that would trigger excise tax is a change in control of the Company, the excise tax is shown only for that termination event in the above table. The Company has not provided an excise tax gross-up arrangement to the other named executive officers in event of termination of employment.

(2)	Mr. McCullough’s employment agreement (see “Employment Arrangements” above) governs the severance arrangements applicable to him. Assuming a December 31, 2009 termination date, Mr. McCullough would have received his accrued but unpaid base salary to the date of termination and 2008 cash incentive payment prior to or concurrent with his termination.

His employment agreement provides that if Mr. McCullough is involuntarily terminated by us without cause or for good reason (as defined in his employment agreement), he is eligible to receive:

(a)	base salary continuation for two years following the date of termination, paid in equal periodic payments as the Company generally pays its employees but not less than monthly,

(b)	a prorated cash incentive for the year in which termination occurs, calculated as the average of the annual cash incentive paid in the two fiscal years ended prior to the year of termination and prorated based on the portion of the year that Mr. McCullough was employed by us,

(c)	a lump sum payment equal to two times the average annual cash incentive paid to him for the two years completed prior to termination but utilizing his target annual cash incentive for 2007, which was his year of hire, instead of the prorated cash incentive actually paid to him in 2007,

(d)	two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination, plus

(e)	a cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans.

Mr. McCullough’s employment agreement also provides that if Mr. McCullough’s employment terminates due to his death or disability, he is eligible to receive his prorated base salary, any accrued but unpaid cash incentive for the year prior to the year of termination, and a prorated annual cash incentive calculated as expressed in footnote 2(c). In event of death, his employment agreement provides for two years of health, dental and vision coverage for his eligible dependents.

Mr. McCullough’s employment agreement provides that if he is terminated for cause (as defined in that agreement), the Company must pay any accrued but unpaid base salary, plus any accrued but unpaid cash incentive for the fiscal year prior to the termination, and any benefits accrued and vested under any Company benefit plan. For purposes of this table, the Company is assuming that based on a December 31, 2009 termination date, Mr. McCullough would be vested in his accrued pro rata bonus (as defined in his employment agreement) payable under the Company’s short-term incentive plan.

(3)	Severance arrangements for the named executive officers other than Mr. McCullough are governed by the Company’s Executive Severance Plan. This plan provides for a lump sum payment of base salary for a minimum of 26 weeks and a maximum of 52 weeks, depending upon the executive’s tenure with the Company. Under this Plan, accrued and pro rata bonus is accrued bonus payable but not yet paid for the fiscal year in which the date of termination occurs, pro rated based on actual days elapsed in the year to the date of termination. The Company’s cash incentive program is a calendar year program. Assuming a December 31, 2009 termination date, the named executive officers (except Mr. McCullough) would receive the cash incentive accrued and payable for calendar year 2009 and would not receive any additional pro-rata cash incentive payment.

(4)	For purposes of the table above, compensation for the vesting of restricted stock equals the $23.31 closing price per share of our common stock as reported on NASDAQ on December 31, 2009 multiplied by the number of vesting shares. Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the nonrenewal of his employment agreement, that the restricted stock awards made pursuant to his employment agreement become fully vested on the termination date.

The chart below outlines the treatment of restricted shares under various termination scenarios under our 2008 Plan and for restricted stock awards outstanding under our 1998 Plan (and in Mr. McCullough’s case, also applying to one additional award affecting 36,000 shares of restricted stock made in connection with his hire), as such 1998 awards and Mr. McCullough’s award were amended by agreements entered into on February 20, 2009 between our named executive officers and the Company to (i) increase the stock ownership threshold at which a change in control is deemed to occur for those awards from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her restricted stock grants under the 1998 Plan become fully vested.

Restricted Stock Awards
	Under the 2008 Plan		As Amended for Outstanding 1998 Plan Awards and Mr. McCullough’s Award
Event	Forfeit	Vest	Forfeit	Vest
Death or Disability		X		X
Change in Control plus Involuntary Employment Termination		X		X
Change in Control	N/A	N/A		X
Voluntary Termination	X		X
Normal Retirement	X		X
Involuntary Not for Cause Termination	X			X
For Cause Termination	X		X

(5)	Stock option compensation for the events in the tables above equals the difference between the exercise price and the $23.31 closing price of our common stock as reported on NASDAQ on December 31, 2009, multiplied by the number of shares vesting in connection with the termination event.

Under the terms of our 2008 Plan, in the event of termination for cause, all vested and unvested stock options forfeit. In the event of voluntary termination and involuntary not for cause termination, vested options are exercisable and unvested options forfeit; in the event of normal retirement, vested options are exercisable for three years and unvested options continue to vest for three years; in the event of death, disability or a change in control due to a corporate transaction, all stock options become fully vested and exercisable for one year; and in event of a change in control, all options vest only if the participant incurs an involuntary job termination within two years following the change in control.

Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the Company’s nonrenewal of his employment agreement, that the stock options made pursuant to his employment agreement become fully vested and immediately exercisable on the termination date.

With respect to our 1998 Plan, each of the named executive officers entered into an agreement on February 20, 2009, amending all of his or her outstanding Company options held under the 1998 Plan to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her options under the 1998 Plan become fully exercisable.

(6)	Company paid life insurance policy only.

(7)	This amount represents the maximum potential liability for short-term disability. The Company has no arrangements to provide long-term disability coverage to terminated employees.

(8)

The Executive Severance Plan provides that the Company will pay health and dental insurance premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible, if an eligible executive is a participant in the Company’s health or dental insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The Company also would provide a terminated named executive officer with the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans. Any amounts that a terminated named executive officer might claim under this medical reimbursement plan is not estimable, so no dollar value is included in the table. Note that in the event of death, the executive would not be eligible for COBRA or Exec-U-Care®.

PROPOSAL 2

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED

The stockholders are asked to consider and vote to approve the Career Education Corporation Employee Stock Purchase Plan as Amended and Restated as of January 1, 2010 (the “Amended Plan”). The Amended Plan has been amended and restated primarily to comply with new Internal Revenue Code regulations; the Company is not requesting additional shares of common stock for this Plan.

BACKGROUND

Our Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the “Original Plan”) effective as of January 28, 1998. The Board most recently amended and restated effective as of January 1, 2010, subject to the approval of our stockholders, to comply with final regulations issued under Section 423 of the Internal Revenue Code effective as of January 1, 2010 and to clarify its terms and simplify its administration. The Original Plan and the Amended Plan are collectively referred to as the “Plan.” The changes:

•	Allow members of the Employee Benefits Committee, who had been excluded from participation in the Original Plan, to participate in the Amended Plan as required by current tax law.

•	Remove the 6-month delay for re-participation by an officer or director of the Company in order to comply with the “equal rights and privileges” requirement in the current tax regulations.

•

Remove the Original Plan’s provisions for dividend reinvestment and add a formula for determining the maximum number of shares available for purchase during each offering period, to comply with the IRS’ clarification of the application of the annual $25,000 stock purchase limit per person per year.

•	Allow amendments to the Plan without stockholder approval for changes required to be made by applicable law.

•	Allow evidence of stock ownership to be made by book entry rather than requiring the issuance of stock certificates for each share owned.

Subject to the approval of our stockholders, the Plan will remain in effect until terminated by action of our Board of Directors or until all shares of common stock subject to the Plan have been purchased by employees. A total of 4,000,000 shares (after giving effect to stock splits occurring between April 1, 1998 and December 31, 2009) of common stock, par value $0.01 per share, is authorized and reserved for issuance under the Plan.

Under the Plan, unissued Company common stock is offered for sale to eligible employees in four quarterly offerings beginning on the first day of each calendar quarter and ending on the last day of that calendar quarter. An eligible employee who authorizes a payroll deduction prior to the first day of the offering is able to use those payroll deductions to buy our common stock at the end of the offering period for 85% of our stock’s fair market value determined as of the last day of the offering period.

The Board of Directors believes that the Plan offers eligible employees a favorable opportunity to become Company stockholders, giving them a proprietary interest in the Company’s growth and performance to encourage employees’ continued dedicated services to the Company and its subsidiaries.

The following brief summary of certain features of the Plan is qualified in its entirety by reference to the full text of the Amended Plan contained in Exhibit A to this Proxy Statement.

TERMS OF THE PLAN

Under the Plan, up to 4,000,000 shares of unissued Company common stock is offered for sale to eligible employees in four quarterly offerings beginning on the first day of each calendar quarter and ending on the last day of that calendar quarter. An eligible employee who authorizes a payroll deduction prior to the first day of the offering is able to use those payroll deductions to buy our common stock at the end of the offering period for 85% of our stock’s fair market value determined as of the last day of the offering period.

As of January 1, 2010, employees had acquired approximately 2,043,300 shares under the Plan, leaving approximately 1,956,700 shares available for future acquisitions.

In order to participate in the Plan, an employee must complete and forward a payroll deduction authorization that authorizes a regular payroll deduction from the employee’s pay. The deduction must be a whole number percentage from a minimum of 1% to a maximum of 10% of gross, pre-tax base compensation, which is regular wage or salary and excludes overtime, bonuses, commissions or holiday pay and emergency call-in cash payments. The payroll deduction authorization must specify the date on which deductions commence, which must be the first day of the next offering period and cannot be retroactive. This authorization is irrevocable. The maximum payroll deduction is $6,250 per quarterly offering period.

An employee can cease participation effective on the first day of the next offering period by filing a payroll deduction termination form, and can resume participation on the first day of any subsequent offering period by completing another payroll deduction authorization. The Plan specifically prohibits allocation of interest to payroll deductions credited to an employee’s account under the Plan.

The purchase price per share paid by Plan participants is 85% of the fair market value of our stock on the last day of the applicable quarterly offering period. Fair market value is the closing price for our stock on NASDAQ on the purchase date, or if that is not a business day, on the next preceding trading day.

If our stock were no longer listed on NASDAQ or a national securities exchange or market, the fair market value would be the last quoted sale price on the purchase date or, if there were no such quote, the average of the high bid and low asked prices in the over-the-counter market or as furnished by a professional market maker.

At the end of each quarterly offering period, the funds in each participant’s Plan account is used to pay the purchase price for the shares (including fractional shares) acquired. The Plan requires participants to hold the shares acquired under the Plan until six full calendar months have elapsed from the end of the offering period in which the participant acquired the shares. Participants cannot assign, transfer, pledge or sell the shares for that six-month holding period. If a participant dies in the six-month holding period, the shares are no longer subject to the six-month holding period. Our executive officers must also comply with, and are subject to, the reporting and short-swing profit liability provisions of Section 16 of the Exchange Act as well as our related compliance procedures.

Any dividends on shares paid by the Company would be paid to participants who have acquired shares under the Plan in the same form as such dividends are paid to other stockholders of the Company. Dividends cannot be used to purchase additional shares under the Plan.

If a Plan participant retires, dies, or terminates employments with us, the Company will not deduct any pay from any amount due and owing to that participant at the date of retirement, death or employment termination and will refund any balance in the employee’s Plan payroll deduction account to the employee or the employee’s estate as soon as practicable. The employee’s right to acquire shares under the Plan will terminate automatically. An employee cannot transfer his or her right to acquire stock under the Plan; only Plan participants can exercise rights under the Plan to acquire our stock.

If a dividend is paid in our stock, or a stock split or combination of shares occurs, the number of shares of our stock in the Plan and offered during the relevant offering period will be proportionately adjusted.

If the Company merges or consolidates with any other corporation or corporations, each share of our stock in the Plan will be substituted by the number and kind of shares of common stock or other securities that each stockholder of the Company will be entitled to receive in the transaction.

For other changes in the capitalization of the Company, we will make whatever changes the Employee Benefits Committee finds to be equitable, and appropriately adjust the purchase price of any shares offered and/or the number of shares offered in the relevant offering period.

The Plan is administered by the Company’s Employee Benefits Committee, which is authorized to construe the provisions of the Plan and to adopt and amend rules and regulations for administering the Plan. The Committee also has the authority to amend the Plan. However, approval of our Board and approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote is also required for any amendment that would (a) increase or decrease the aggregate number of shares approved for issuance under the Plan, except for the adjustments for capitalization changes described above; (b) change the designation of corporations whose employees may participate in the Plan; (c) change the corporation or the stock available for purchase under the Plan; or (d) require the approval of Company stockholders as may be required by applicable law or the rules of any national securities exchange on which CEC Stock is traded. Such stockholder approval by a majority of the Company’s voting stock outstanding and entitled to vote must be obtained within 12 months of the adoption of an amendment by our Board. In all cases however, unless such stockholder approval is required by applicable law, no stockholder approval of an amendment to the Plan will be required to the extent such amendment is intended to cause the Plan to remain compliant with applicable law.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following summary of tax consequences is not comprehensive and is based on laws and regulations in effect on January 1, 2010. Such laws and regulations are subject to change.

The right to purchase shares granted under the Plan are intended to constitute options granted pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401 of the Code.

Generally, a participant in the Stock Purchase Plan will not realize any taxable income for federal income tax purposes at the time the employee commences payroll deductions for this Plan or when shares of our stock are purchased under the Plan.

If the participant transfers or sells shares purchased under the Plan within the later of (a) two years from the first day of the offering period in which the participant accumulated funds for such shares, or (b) one year from the date shares were purchased (the “holding period”), the participant will have taxable ordinary income in the year in which the shares are subsequently transferred or sold. That taxable ordinary income equals the difference between the purchase price for the shares and the fair market value of the shares on the date they were purchased under the Plan, even if the subsequent sale or transfer of shares occurs at a price that is less than the fair market value of the shares on the date acquired or less than the purchase price paid under the Plan.

The participant’s tax basis in the shares is equal to the purchase price for the shares plus any amount required to be treated as ordinary income. The tax basis in the shares determines whether the participant has any taxable gain or deductible loss upon the transfer or sale of shares. Any gain realized on the transfer or sale of the shares of the shares purchased under the Plan in excess of the amount treated as ordinary income is treated as a capital gain.

The Company is not entitled to a tax deduction upon grant, exercise or subsequent transfer or sale of shares of acquired by participants under the Plan, provided that the participants hold such shares for the holding period. If any participant transfers or sells any such shares prior to the end of the holding period, we are generally entitled to a deduction at the time the participant recognizes ordinary income, in an amount equal to the amount of ordinary income recognized by that participant as a result of such transfer or sale.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDED PLAN. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THE STOCK PURCHASE PLAN AS AMENDED AND RESTATED. ABSTENTIONS COUNT AS VOTES AGAINST APPROVAL OF THE AMENDED PLAN. BROKER NON-VOTES HAVE NO EFFECT ON THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with management;

(2)	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

David W. Devonshire

Patrick W. Gross

Edward A. Snyder

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for the Company and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policy:    The Audit Committee pre-approves all services provided by Ernst & Young LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Audit Fees:    Audit fees were $ 1,998,100 and $2,081,700 for the years ended December 31, 2009, and December 31, 2008 respectively. Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees:    There were no audit-related fees for the year ended December 31, 2009 and $26,000 in such fees for the year ended December 31, 2008. Audit-related fees in 2008 consisted of services that are traditionally performed by the independent auditor, including an agreed upon procedures report, filings with the SEC and other matters.

Tax Fees:    Tax fees were $235,600 and $288,950 for the years ended December 31, 2009, and December 31, 2008 respectively. Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees:    There were no fees billed by Ernst & Young LLP for other fees during the years ended December 31, 2009, and December 31, 2008.

Financial Information Systems Design and Implementation Fees:    There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2009, and December 31, 2008.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2010. The Company is asking you to ratify that appointment.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED “FOR” RATIFYING THE SELECTION OF ERNST & YOUNG. ABSTENTIONS COUNT AS VOTES AGAINST RATIFICATION OF ERNST & YOUNG. BROKER NON-VOTES HAVE NO EFFECT ON THIS PROPOSAL.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information on the beneficial ownership of the common stock by (i) each Company director, (ii) each of the named executive officers and (iii) all Company directors and executive officers as a group.

Name	Common Stock Beneficially Owned as of March 29, 2010
	Shares of Common Stock Owned		Restricted Shares	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned
DIRECTORS
Dennis H. Chookaszian	—		—	208,000	208,000	*
David W. Devonshire (2)	2,000	(2)	—	58,000	60,000	*
Patrick W. Gross	3,400		—	112,000	115,400	*
Gregory L. Jackson (3)	—		—	32,000	32,000	*
Thomas B. Lally	20,000		—	232,000	252,000	*
Steven H. Lesnik	1,500		—	106,000	107,500	*
Edward A. Snyder	—		—	58,000	58,000	*
Leslie T. Thornton	300		—	112,000	112,300	*

NAMED EXECUTIVE OFFICERS
Gary E. McCullough	85,870		304,852	294,371	685,093	*
Michael J. Graham	—		82,558	43,780	126,338	*
Jeffrey D. Ayers	—		55,841	27,635	83,476	*
Thomas G. Budlong	4,288		61,019	42,361	107,668	*
Deborah L. Lenart	822		62,889	31,337	95,048
Leonard A. Mariani	—		—	—	—	*
All directors and executive officers as a group (19 persons)	126,570		712,834	1,425,172	2,264,576	2.7%

*	Denotes beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 29, 2010.

(2)	Joint with spouse.

(3)	Mr. Jackson disclaims beneficial ownership of the shares reported by Blum Capital Partners, L.P. as discussed below in “Security Ownership of Principal Stockholders”, except to the extent of any pecuniary interest in Blum Capital Partners, L.P.’s shares.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 25, 2010. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of the Record Date.

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Blum Capital Partners, L.P. (1)	16,067,235	19.23%
909 Montgomery Street, Suite 400, San Francisco, California 94133

FMR LLC (2)	7,159,696	8.57%
82 Devonshire Street, Boston, Massachusetts 02109

Prudential Financial, Inc. (3)	6,994,042	8.37%
751 Broad Street, Newark, New Jersey 07102

The Guardian Life Insurance Company of America (4)	7,724,923	9.24%
388 Market Street, Suite 1700, San Francisco, California 94111

(1)	As reported on a Form 4 filed with the SEC on February 26, 2010, Blum Capital Partners, L.P. reported direct ownership of 11,543 shares that may be deemed to be owned indirectly by Richard C. Blum & Associates, Inc., which disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Blum Capital Partners, L.P. also reported indirect ownership of 339,622 shares owned directly by BK Capital Partners IV, L.P., of 520,312 shares owned directly by Stinson Capital Partners, L.P., of 831,100 shares owned directly by Stinson Capital Partners C, L.P., of 648,800 shares owned directly by Stinson Capital Partners L, L.P., and of 299,479 shares owned directly by Stinson Capital Partners (QP), L.P.; direct ownership of 6,604,096 shares by Blum Strategic Partners III, L.P. that also may be deemed indirectly owned by Blum Strategic GP III, L.P. and Blum Strategic GP III, L.L.C., which disclaim beneficial ownership of the shares except to the extent of any pecuniary interest in the shares; direct ownership of 6,666,593 shares by Blum Strategic Partners IV, L.P. that also may be deemed indirectly owned by Blum Strategic GP IV, L.P., and Blum Strategic GP IV, L.L.C., which disclaim beneficial ownership of the shares except to the extent of any pecuniary interest in the shares; and direct ownership of 145,690 shares by Saddlepoint Equity, L.L.C. that may be deemed indirectly owned by Saddlepoint Partners GP, L.L.C. and Blum LP and Richard C. Blum & Associates, Inc., which disclaim beneficial ownership of these shares except to the extent of any pecuniary interest in these shares.

(2)	As reported on a Schedule 13G/A filed with the SEC on February 16, 2010, by FMR LLC on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole dispositive power for 7,159,696 shares and reported neither sole or shared voting power with respect to the shares, stating that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the votng of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees and that Fideliety carries out the voting of the shares under written guidelines established by such Trustees. Reported that 7,159,696 shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) as an investment adviser to various investment companies; that 5,000,000 shares are beneficially owned by Fidelity Low Priced Stock Fund; that Edward C. Johnson 3d, the Chairman of FMR, and FMR, though its control of Fidelity, and the funds each has sole power to dispose of the 7,159,696 shares owned by Fidelity. Reports that members of Mr. Johnson 3d’s family, through their ownership of Series B voting common shares of FMR, represent 49% of the voting power of FMR; and through that ownership and the execution of a shareholders’ voting agreement concerning Series B voting common stock may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR.

(3)

As reported on Schedule 13G/A filed on February 3, 2010, by Prudential on behalf of itself and its direct and indirect registered investment advisers and broker dealers. Prudential reported (a) sole voting and dispositive power for 932,571 shares of common stock; (b) shared voting power for 5,868,945 shares of common stock; (c) sole dispositive power for 932,571 shares and (d) shared dispositive power for 6,061,471 shares of common stock. (4) As reported on a Schedule 13G/A filed with the SEC on February 12, 2010, Prudential’s affiliate Jennison Associates LLC reported sole voting power for 6,369,806 shares and shared dispositive power as to 6,732,332 shares, or 7.78% of our common stock.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 11, 2010, reported shared voting and dispositive power as to these shares with its subsidiaries Guardian Investor Services LLC and RS Investment Management Co. LLC.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2011 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 1, 2011. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2011 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days prior to May 19, 2011.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2009, as filed with the SEC, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, Attention: Investor Relations Department. You can also obtain this information free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $16,000 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means for a fee of $5.00 per completed call. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

By order of the Board of Directors,

Jeffrey D. Ayers

Senior Vice President, General Counsel and

Corporate Secretary

Hoffman Estates, Illinois

April 1, 2010

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders, 2009 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.careered.com under “Annual Meeting Materials” in the “Investor Relations” section.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

EXHIBIT A

CAREER EDUCATION CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT AND RESTATEMENT

EFFECTIVE JANUARY 1, 2010

INTRODUCTION

The purpose of this Employee Stock Purchase Plan (the “Plan”), originally established effective April 1, 1998, and subsequently amended from time to time, is to benefit Career Education Corporation (the “Corporation”) (and its parent or subsidiaries) by offering eligible employees a favorable opportunity to become stockholders of the Corporation over a period of years, thereby giving them a proprietary interest in the growth and prosperity of the Corporation and encouraging the continuance of their dedicated services with the Corporation (or its parent or subsidiaries).

Pursuant to this Plan, 4,000,000 shares (after having given effect to stock splits occurring during the period commencing on April 1, 1998, and ending on December 31, 2009) of authorized but unissued common stock, $0.01 par value, of the Corporation (“Common Stock”) may be offered for sale to eligible employees (as determined under Section 2 of this Plan) through periodic offerings to be made during the period commencing April 1, 1998 (the “Effective Date”), and ending at such time as no shares of Common Stock remain authorized for issuance hereunder. The Plan will be implemented by making four (4) offerings annually of the Common Stock (the “Offerings” and individually, an “Offering”), beginning on the first day of each calendar quarter, each Offering terminating on the last day of such quarter (“Offering Period”). The aggregate maximum number of shares of Common Stock issued in each Offering shall not exceed 200,000 shares of Common Stock (after having given effect to stock splits occurring during the period commencing on April 1, 1998, and ending on December 31, 2009). If, based on the restriction set forth in the preceding sentence, the number of shares of Common Stock purchasable during any Offering Period is reduced, the available shares of Common Stock shall be allocated by the Committee pro rata based on the amount of each eligible employee’s Base Compensation deducted pursuant to Section 5 hereof during such Offering Period.

The Plan is intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

As a result of final regulations issued by the U.S. Treasury Department, the Corporation now wishes to restate the Plan in its entirety, effective as of January 1, 2010.

Now, therefore, the Corporation agrees as follows:

1. Committee. Unless another committee is appointed by the Corporation’s Board of Directors, the Plan will be administered by the Corporation’s Employee Benefits Committee (the “Committee”). The Committee’s interpretations and decisions with regard to the Plan shall be final and conclusive.

2. Eligibility. All employees of the Corporation (and its parent (if any) and subsidiaries) on the date of any Offering (as hereinafter described) shall be eligible to participate in the Plan, except that the following classes of employees shall not be eligible:

(a)	employees who would, immediately after the grant of an option under the Plan, own Corporation stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation (or its parent or subsidiaries); and

(b)	employees who are citizens or residents of a jurisdiction other than the United States (without regard to whether they are also citizens of the United States or resident aliens therein), but only if either (i) an Offering is prohibited under the laws of such foreign jurisdiction, or (ii) compliance with the laws of such foreign jurisdiction would violate the requirements of Section 423 of the Code.

In determining an employee’s employment for purposes of this Plan, such employee’s employment with any business entity, the assets, business, stock or product line of which is acquired by the Corporation (or its parent or one of its subsidiaries) through purchase, merger or otherwise, will be deemed to be employment with the

Corporation. For purposes of subparagraph (a) of this Section 2, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. For purposes of this Plan, a subsidiary of the Corporation shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code, and a parent of the Corporation shall mean a “parent corporation” as defined in Section 424(e) of the Code.

3. Offerings. The Corporation will make four (4) annual Offerings to employees to purchase stock under this Plan. Each Offering Period shall be three (3) months in duration (beginning on the first day of each calendar quarter and ending on the last day of each calendar quarter), during which the amounts of Base Compensation (as defined below) directed pursuant to Section 4 by an employee shall constitute the measure by which the employee’s participation in the Offering is based. For all purposes of this Plan, “Base Compensation” shall mean cash payments on account of the employee’s employment with the Corporation or its subsidiaries, and shall include regular wage or salary payments only. Overtime premium, shift pay for Saturday, Sunday or holiday work, emergency call-in cash payments, bonuses, commissions and all other non-regular compensation, if any, shall be excluded from Base Compensation for both salaried and hourly employees.

Each Offering shall be made available to all eligible employees with equal rights and privileges (as described in Treasury Regulations Section 1.423-2(f)(1)).

No employee may be granted an option which permits such employee a right to purchase Common Stock under this Plan, and any other stock purchase plan of the Corporation (and its parent or subsidiaries), to accrue at a rate which exceeds $25,000 based on the fair market value of such Common Stock (determined as of the first day of each Offering Period) for each calendar year in which the Offering is outstanding at any time. For purposes of the preceding sentence, the rules set forth in Section 423(b)(8) of the Code and Treasury Regulations Section 1.423-2(i) shall apply.

4. Participation. Subject to Section 7, an employee eligible on the first day of any Offering Period may participate in such Offering by completing and forwarding a payroll deduction authorization form to the Human Resources Department prior to the first day of such Offering Period. The form will authorize a regular payroll deduction from the employee’s direct, after-tax Base Compensation, and must specify the date on which such deduction is to commence, which shall be the first day of the next Offering Period and may not be retroactive. Such authorization will be irrevocable.

5. Payroll Deductions. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in terms of whole number percentages from a minimum of 1% up to a maximum of 10% of the gross, pre-tax Base Compensation an employee receives during the Offering Period. Notwithstanding the foregoing, in no event may more than $6,250.00 be deducted from an employee’s Base Compensation for each Offering Period.

6. Deduction Terminations. An employee may terminate the employee’s payroll deduction by filing a payroll deduction termination form. The termination will not become effective sooner than the first day of the next Offering Period after receipt of the form by the Human Resources Department.

7. Participation After Termination of Deductions. If an employee terminates payroll deductions in accordance with Section 6, that employee may thereafter resume participation again only as of the first day of the next Offering Period (or the first day of any Offering Period thereafter).

8. Purchase of Shares. Each employee participating in any Offering under this Plan will be granted an option, upon the effective date of such Offering, for as many full or fractional shares of Common Stock as can be purchased by such employee, which shall equal the amount of payroll deduction elected by the employee up to 10% of such employee’s gross, pre-tax Base Compensation received during the specified Offering Period, but not to exceed $6,250. Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased by an employee with respect to any Offering Period shall not exceed the number obtained by applying the following formula: 6,250 divided by A, where A equals the fair market value (as defined in Section 11) of a share of Common Stock on the first day of such Offering Period. Notwithstanding Section 17 hereof, in order to comply with Section 423(b)(8) of the Code and Treasury Regulations Section 1.423-2(i), the formula provided in the previous sentence shall not be adjusted for any stock split occurring on or after January 1, 2010.

9. Purchase Price of Shares. The purchase price for each share of Common Stock purchased with funds allocated from payroll deductions in accordance with Section 8 will be 85% of the fair market value (as defined in Section 11) of the stock at the time the option is exercised. Such price shall hereinafter be referred to as the “Subscription Price”. Each option shall be automatically exercised at the Subscription Price at the end of the Offering Period. The employee’s account shall be charged for the amount of the purchase price, and ownership of such share or shares of Common Stock shall be appropriately entered in the books of the Corporation. The Corporation, in its sole discretion, shall either (a) credit the shares of Common Stock to the employee in a book entry on the records kept by the Corporation’s stockholder record keeper, or (b) cause to be issued certificates for shares of Common Stock.

A participating employee may not purchase a share under any Offering beyond 60 months from the effective date thereof. Any balance remaining in an employee’s payroll deduction account at the end of an Offering Period shall be returned to the employee.

10. Registration of Certification. Any certificates issued to an employee may be registered only in the name of the employee or, if the employee so indicates on the employee’s payroll deduction authorization form, in the employee’s name jointly with a member of the employee’s family, with right of survivorship.

11. Fair Market Value. The “fair market value” for a share of Common Stock for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if the Common Stock is not listed or admitted to trading on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading or, if the Common Stock not then listed or admitted to trading on any national securities exchange or market, the last quoted sale price on such date or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Common Stock selected by the Committee. If such prices are not available on a given day, then the Committee may use the prices of the Common Stock on the next preceding trading day for which such prices are available.

12. Required Holding Period. Shares purchased under the Plan may not be assigned, transferred, pledged, or otherwise disposed of until after the completion of six full calendar months following the end of the Offering Period during which the shares of Common Stock were acquired. The foregoing restriction will lapse with respect to any participant in the event of the death of such participant.

13. Rights as a Stockholder.

(a)	Until either the Corporation has (i) issued or delivered any certificates for shares of Common Stock, or (ii) caused a book entry related to the shares of Common Stock to be entered on the records of the Corporation’s stockholder record keeper, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares of Common Stock purchased under this Plan.

(b)	Any dividends paid by the Corporation with respect to shares of Common Stock purchased under this Plan shall be paid to the employee in the same form as such dividends are paid to other stockholders of the Corporation, and shall not be used to purchase additional shares of Common Stock hereunder.

14. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s retirement, death or termination of employment (other than an authorized leave of absence), no payroll deduction shall be taken from any pay due and owing to an employee at such time, and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, to the employee’s estate, as soon as practicable thereafter. Such employee’s option shall be automatically terminated.

15. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and, during the employee’s lifetime, said rights are exercisable only by the employee.

16. Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose, and the Corporation shall not be obligated to segregate any payroll deductions. No interest shall be allocated to the payroll deductions credited to an employee’s account under the Plan.

17. Adjustment in Case of Changes Affecting Career Education Corporation Stock. The number of shares of Common Stock subject to the Plan and to Offerings granted under the Plan shall be adjusted as follows: (a) in the event that the outstanding Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares of Common Stock subject to the Plan and to Offerings theretofore granted thereunder shall be proportionately adjusted; (b) in the event of any merger or consolidation of the Corporation with any other corporation or corporations, there shall be substituted for each share of Career Education Corporation then subject to the Plan, whether or not at the time subject to outstanding Offerings, the number and kind of shares of Common Stock or other securities to which the holders of Common Stock will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Corporation, the Committee shall provide for an equitable adjustment in the number of shares of Common Stock subject to the Plan, whether or not then subject to outstanding Offerings. In the event of any such adjustment, the Subscription Price per share shall be appropriately adjusted.

18. Amendment of the Plan. The Committee may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of Corporation’s Board of Directors and the approval of a majority of the shares of stock of the Corporation then issued and outstanding and entitled to vote, no amendment shall be made which (i) increases or decreases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares of Common Stock, such as a stock dividend or stock split), (ii) changes the designation of corporations whose employees may be offered options under the Plan, (iii) changes the corporation or the stock available for purchase under the Plan, or (iv) requires the approval of the stockholders pursuant to applicable law or the rules of any national securities exchange on which the Common Stock is traded. Said stockholder approval must be obtained within 12 months of the amendment’s adoption by the Corporation’s Board of Directors. Notwithstanding the foregoing, unless such stockholder approval is required by applicable law, no stockholder approval of an amendment to the Plan will be required to the extent such amendment is intended to cause the Plan to remain compliant with applicable law.

19. Termination of the Plan. This Plan and all rights of employees under any Offering pursuant to the Plan hereunder shall terminate:

(a)

on the day that participating employees become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares of Common Stock remaining available for purchase. If the number of shares of Common Stock so purchasable is greater than the shares of Common Stock remaining available, the available shares of Common Stock shall be allocated by the Committee on a pro rata basis of each eligible employee’s Base Compensation deducted pursuant to Section 5 hereof during the Offering Period; or

(b)	at any time, at the discretion of the Corporation’s Board of Directors.

Upon termination of this Plan, all amounts in the accounts of participating employees shall be refunded as soon as practicable thereafter.

20. Governmental Regulations. The Corporation’s obligation to sell and deliver Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of the Common Stock.

Each option shall also be subject to the requirement that, if at any time the Corporation determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares of Common Stock thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable by the Corporation.

21. Stockholder Approval. No options shall be exercised or shares of Common Stock issued hereunder before the Plan shall have been approved by the stockholders of the Corporation. Such approval must be obtained within 12 months before or after the date the Plan is adopted, and shall comply with all applicable laws and the requirements of Section 423 of the Code. Such approval was originally provided during 1998, and this Plan shall not be required to submitted to the Corporation’s stockholders for reapproval unless required pursuant to Section 18 hereof.

22. No Employment Rights. The Plan does not provide any employment rights to any employee, and it shall not be deemed to interfere in any way with the right of the Corporation (and its parent or subsidiaries) to terminate, or otherwise modify, an employee’s employment at any time.

23. Applicable Law. The Plan shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to its principles of conflicts of law, except to the extent such laws are superseded by the laws of the United States.

24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 with respect to Plan transactions.

25. Plan Administration. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims under the Plan. All notices or other communications hereunder shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

[Signature Page Follows]

This Employee Stock Purchase Plan is executed this 21st day of December, 2009.

CAREER EDUCATION CORPORATION

By:	/s/ Thomas G. Budlong

Name:	Thomas G. Budlong

Its:	Senior Vice President and Chief Administrative Officer

Proxy – CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders – May 19, 2010

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 19, 2010 or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on May 19, 2010 or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

Using a black ink pen, mark your votes with an X as shown in

this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR the Company’s Employee
Stock Purchase Plan Amendment and Restatement, and FOR ratification of the independent auditor.

1.Election of Directors	For	Against		For	Against		For	Against

01 – Dennis H. Chookaszian	☐	☐	02 – David W. Devonshire	☐	☐	03 – Patrick W. Gross	☐	☐

04 – Greg L. Jackson	☐	☐	05 – Thomas B. Lally	☐	☐	06 – Steven H. Lesnik	☐	☐

07 – Gary E. McCullough	☐	☐	08 – Edward A. Snyder	☐	☐	09 – Leslie T. Thornton	☐	☐

2. Approve the Company’s Employee Stock Purchase Plan Amendment and Restatement Effective January 1, 2010.	For ☐	Against ☐	Abstain ☐

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2010.	For ☐	Against ☐	Abstain ☐

B.	Non-Voting Items

Change of Address – Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.